                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                   ITURF INC.,
                             A DELAWARE CORPORATION,

                     ITURF CAVEMAN ACQUISITION CORPORATION,
                           A MASSACHUSETTS CORPORATION

                               THESPARK.COM, INC.,
                           A MASSACHUSETTS CORPORATION

                                   SAM YAGAN,
                                  STOCKHOLDER,

                               CHRISTOPHER COYNE,
                                  STOCKHOLDER,

                                 MAXWELL KROHN,
                                  STOCKHOLDER,

                                     ET AL.




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
                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I       THE MERGER...................................................1
         1.1    The Merger...................................................2
         1.2    Effective Time...............................................2
         1.3    Closing......................................................2
         1.4    Effect of the Merger.........................................2
         1.5    Articles of Organization; Bylaws.............................2
         1.6    Directors and Officers.......................................2
         1.7    Effect on Capital Stock......................................3
         1.8    Adjustment of Merger Consideration...........................4
         1.9    No Fractional Shares.........................................4
         1.10   Escrow.......................................................4
         1.11   Calculation of and Issuance of Earnout Consideration.........4
         1.12   Tax-Free Reorganization.....................................11

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                THE SELLING STOCKHOLDERS....................................11
         2.1    Organization and Qualification..............................11
         2.2    Authority Relative to This Agreement........................12
         2.3    Capital Structure...........................................13
         2.4    Title to Shares.............................................14
         2.5    Subsidiaries and Affiliates.................................14
         2.6    Financial Statements........................................14
         2.7    No Undisclosed Liabilities..................................14
         2.8    Absence of Certain Changes or Events........................15
         2.9    Taxes.......................................................15
         2.10   Title to Assets.............................................15
         2.11   Real and Personal Property..................................16
         2.12   Intellectual Property.......................................16
         2.13   Contracts, Leases and Commitments...........................17
         2.14   No Conflicts, Required Filings or Consents..................18
         2.15   No Permits Required; Compliance with Laws...................19
         2.16   Personnel Matters...........................................20
         2.17   Employee Benefit Plans......................................20
         2.18   Privacy Policy..............................................22
         2.19   Insurance...................................................22
         2.20   Litigation..................................................22
         2.21   Environmental Matters.......................................22
         2.22   Restrictions on Business Activities.........................23
         2.23   Transactions with Affiliates................................23
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                                       i
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
         2.24   Books and Records...........................................................23
         2.25   Improper Payments...........................................................23
         2.26   Brokers.....................................................................23
         2.27   Investment Representation...................................................24
         2.28   Vote Required...............................................................24
         2.29   Web Site Traffic............................................................24
         2.30   Year 2000 Compliance........................................................24
         2.31   Indebtedness to Certain Affiliates; Guaranties..............................25
         2.32   Disclosure..................................................................25

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF ITURF AND MERGER SUB......................26
         3.1    Organization and Qualification..............................................26
         3.2    Authority Relative to this Agreement........................................26
         3.3    No Conflict, Required Filings and Consents..................................27
         3.4    Capital Stock...............................................................27
         3.5    SEC Filings, Financial Statements...........................................28
         3.6    Absence of Certain Changes or Events........................................28
         3.7    Brokers.....................................................................28

ARTICLE IV      ADDITIONAL COVENANTS AND AGREEMENTS.........................................29
         4.1    Conduct of Business.........................................................29
         4.2    Access to Information.......................................................31
         4.3    Notification of Certain Matters.............................................31
         4.4    Warrants and Options........................................................31
         4.5    Fulfillment of Conditions...................................................32
         4.6    Public Announcements........................................................32
         4.7    Elimination of Indebtedness.................................................32
         4.8    No Solicitation.............................................................32
         4.9    Release by the Selling Stockholders.........................................33
         4.10   Stockholders Meeting and Approval...........................................33
         4.11   Waiver of Appraisal Rights..................................................34
         4.12   Lock-up Arrangements........................................................34
         4.13   Effect on Existing Agreements...............................................34
         4.14   Ancillary Agreements........................................................34
         4.15   Tax Matters.................................................................35
         4.16   Payment of Certain Transaction Costs........................................35
         4.17   Efforts to Support the Company..............................................35

ARTICLE V       CONDITIONS PRECEDENT........................................................36
         5.1    Conditions to Each Party's Obligations......................................36
         5.2    Conditions to Obligations of iTurf and Merger Sub...........................36
         5.3    Conditions to Obligations of the Company and the Selling Stockholders.......37


                                       ii
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                                                                           PAGE
ARTICLE VI      INDEMNIFICATION; ESCROW.....................................39
         6.1    Indemnification by the Selling Stockholders.................39
         6.2    Indemnification by iTurf....................................40
         6.3    Further Provisions Regarding Indemnification................40
         6.4    Escrowed Shares.............................................41
         6.5    Sole Remedy.................................................42

ARTICLE VII     TERMINATION, AMENDMENT AND WAIVER...........................42
         7.1    Termination.................................................42
         7.2    Effect of Termination.......................................42

ARTICLE VIII    [INTENTIONALLY OMITTED].....................................42

ARTICLE IX      CERTAIN DEFINITIONS.........................................43

ARTICLE X       MISCELLANEOUS...............................................43
         10.1   Notices.....................................................43
         10.2   Expenses....................................................45
         10.3   Further Assurances..........................................45
         10.4   Entire Agreement............................................45
         10.5   Assignment; Binding Effect..................................45
         10.6   No Third Party Beneficiary..................................46
         10.7   Paragraph Headings..........................................46
         10.8   Severability................................................46
         10.9   Governing Law; Consent to Jurisdiction......................46
         10.10  Counterparts................................................46
         10.11  Sellers' Agent..............................................46
         10.12  Construction................................................48
         10.13  Nature of Certain Obligations...............................48

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
SCHEDULES                                                                  PAGE

Schedule 1.11         Accounting Policies
Schedule 2.1          Organization
Schedule 2.3          Stockholders
Schedule 2.5          Subsidiaries and Affiliates
Schedule 2.7          Undisclosed Liabilities
Schedule 2.10         Title to Assets
Schedule 2.11         Real and Personal Property
Schedule 2.12         Intellectual Property
Schedule 2.12A        Company Contributors
Schedule 2.13         Contracts
Schedule 2.14         Conflicts and Consents
Schedule 2.15         Permits
Schedule 2.16         Personnel Matters
Schedule 2.17         Employee Benefit Plans
Schedule 2.18         Privacy Policy
Schedule 2.19         Insurance
Schedule 2.20         Litigation
Schedule 2.23         Transactions with Affiliates
Schedule 2.29         Web Site Traffic
Schedule 4.12         Lock-up Arrangements


EXHIBITS

Exhibit A             Form of Registration Rights Agreement
Exhibit B             Form of Intellectual Property Assignment Agreements
Exhibit C-1           Form of Opinion of Lucash, Gesmer & Updegrove, LLP, counsel to the
                      Company and the Inside Stockholders
Exhibit C-2           Form of Opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to Net
                      Associates
Exhibit D             Section 368 Certificate of iTurf, Merger Sub, the Company and the Selling
                      Stockholders
Exhibit E             Form of Opinion of Alex S. Navarro, Esq., General Counsel of iTurf and
                      Merger Sub
Exhibit F-1           Form of Employment Agreement Between the Company and Sam Yagan
Exhibit F-2           Form of Employment Agreement Between the Company and Maxwell Krohn
Exhibit F-3           Form of Employment Agreement Between the Company and Christopher
                      Coyne
Exhibit F-4           Form of Employment Agreement Between the Company and Justin Kestler
Exhibit F-5           Form of Employment Agreement Between the Company and Christian
                      Rudder



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                                                                           PAGE
Exhibit G             Form of Escrow Agreement
Exhibit H             Form of Loan and Security Agreement

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 4, 2000 by and among iTurf Inc., a Delaware corporation ("ITURF"), iTurf Caveman Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of iTurf ("MERGER SUB"), TheSpark.com, Inc., a Massachusetts corporation (the "COMPANY"), Justin Kestler ("KESTLER"), Sam Yagan ("YAGAN"), Christopher Coyne ("Coyne"), Maxwell Krohn ("KROHN"), Andrew Prihodko ("PRIHODKO"), Eli Bolotin ("BOLOTIN"), Christian Rudder ("RUDDER"), Dan Ring ("RING"), Johanna Tengroth ("TENGROTH"), Thomas Russo ("RUSSO"), Brian Phillips ("PHILLIPS") and Net Associates, a New York general partnership ("NET ASSOCIATES"). Yagan, Coyne, Krohn, Kestler and Rudder are sometimes collectively referred to hereinafter as the "Principals" and individually as a "PRINCIPAL." The Principals, Ring, Tengroth, Russo, Phillips, Prihodko and Bolotin are sometimes collectively referred to herein as the "INSIDE STOCKHOLDERS." The Inside Stockholders and Net Associates are sometimes collectively referred to hereinafter as the "SELLING STOCKHOLDERS" and individually as a "SELLING STOCKHOLDER."

                  WHEREAS, each of the Boards of Directors of iTurf, Merger Sub and the Company has approved the merger of the Company with and into Merger Sub (the "MERGER") in accordance with the Massachusetts Business Corporation Law ("Massachusetts Law") and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, each Selling Stockholder is the owner of such number of shares of capital stock of the Company (the "COMPANY CAPITAL STOCK") set forth opposite his or its name in SCHEDULE 2.3 and such shares collectively represent 100% of the issued and outstanding shares of capital stock of the Company.

                  WHEREAS, in addition to the other covenants and agreements made herein, in order to ensure that iTurf receives the full benefit of the acquisition of the Company, each Principal, as a material inducement to iTurf and Merger Sub to enter into this Agreement, is agreeing hereby to enter into an employment agreement in a form annexed in this Agreement containing certain non-competition obligations;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Massachusetts Law, at the Effective Time (as defined herein), the Company shall merge with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

                  1.2 EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VII and subject to the satisfaction or waiver of the conditions set forth in Article V, the consummation of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within two (2) Business Days (as defined below)) after each of the conditions set forth in Article V shall have been satisfied or waived in accordance with this Agreement (the "CLOSING DATE") at 10:00 a.m., New York City time, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless the Company and the Sellers' Agents shall agree in writing upon a later date, time or place.

                  1.3 CLOSING. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with the relevant provisions of Massachusetts Law, and shall make all other filings or recordings required under Massachusetts Law. The Merger shall become effective upon the filing of the articles of merger with the Secretary of the Commonwealth of Massachusetts, or at such other time as iTurf and the Company shall agree and specify in the articles of merger (the "EFFECTIVE TIME").

                  1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the articles of merger and the applicable provisions of Massachusetts Law. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, powers, franchises and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all duties, debts and liabilities of the Company and Merger Sub shall become the duties, debts and liabilities of the Surviving Corporation.

                  1.5 ARTICLES OF ORGANIZATION; BYLAWS. At the Effective Time, the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation, except that the name of the Surviving Corporation shall be "TheSpark.com Inc." and the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, each of which shall continue in full force and effect until thereafter amended. Accordingly, the authorized capital stock of the Surviving Corporation shall consist of 100 shares of common stock, par value $.01 per share. The purposes of the Surviving Corporation shall be (a) to provide electronic computer services and (b) any and all acts and things a corporation may do under the provisions of Massachusetts Laws.

                  1.6 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving

Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                  1.7 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of iTurf, Merger Sub, the Company or the holders of any of the following securities:

                           (a)      CONVERSION OF SECURITIES.

                                    (i) Subject to Sections 1.8 and 1.9, each
share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of the Company) shall be converted into the right to receive (1) that number of fully paid and non-assessable shares of Class A common stock, par value $.01 per share, of iTurf ("ITURF COMMON STOCK") equal to the quotient obtained by dividing (A) One Million One Hundred Thousand (1,100,000) by (B) the number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (the "MERGER DENOMINATOR"), (2) the First Earnout Share Consideration (as defined below) divided by the Merger Denominator, (3) the Second Earnout Share Consideration (as defined below) divided by the Merger Denominator, and (4) the First Earnout Cash Consideration and the Second Earnout Cash Consideration, in both cases in this clause (iv) divided by the Merger Denominator (collectively, the "MERGER CONSIDERATION").

                                    (ii) The Initial Shares (as defined in
Section 1.11 below) shall be issued in the names of, and be delivered at the Closing to, the applicable Selling Stockholder upon surrender for cancellation of the certificates representing Company Capital Stock held by such Selling Stockholder (except to the extent the Escrowed Shares (as defined below) are delivered to the Escrow Agent (as defined below) pursuant to Section 1.10). The balance of the Merger Consideration shall be issued or paid as provided in
Section 1.11.

                                    (iii) Until surrendered for cancellation,
each certificate representing Company Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the certificate representing iTurf Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled in accordance with Article I. Following surrender after the Effective Time of any certificate representing Company Capital Stock, there shall be paid to the holder of such certificate with respect to shares of iTurf Common Stock to which such holder is entitled pursuant to this Article I in exchange therefor (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and payment date occurring prior to surrender with respect to such shares of iTurf Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender with respect to such shares of iTurf Common Stock.

                                    (iv) The aggregate Merger Consideration
shall be deemed in full satisfaction of all rights pertaining to all shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

                           (b) CANCELLATION. Each share of the Company Capital
Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor and cease to exist.

                           (c) CAPITAL STOCK OF MERGER SUB. Each share of common
stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  1.8 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement, the outstanding shares of iTurf Common Stock or Company Capital Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization, spin-off, split-off, merger, consolidation or other similar transaction, the shares of iTurf Common Stock constituting the Merger Consideration shall be appropriately adjusted.

                  1.9 NO FRACTIONAL SHARES. No fractional shares of iTurf Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Capital Stock which have been converted pursuant to Section 1.7(a), and any such fractional shares of iTurf Common Stock that would be issued absent this Section 1.9 shall be canceled without consideration therefor.

                  1.10 ESCROW. At the Closing, (i) 13.0% of the Initial Shares (collectively, the "ESCROWED SHARES") shall be issued in the names of such stockholders and deposited with the Escrow Agent named in the Escrow Agreement (as defined below) for return to iTurf if required to be returned under the indemnification provisions contained herein, and each Selling Stockholder shall execute and deliver to the Escrow Agent at the Closing five stock powers, endorsed in blank, with respect to the Escrowed Shares owned by such Selling Stockholder.

                  1.11     CALCULATION OF AND ISSUANCE OF EARNOUT CONSIDERATION.

                           (a) COMPUTATION OF FIRST EARNOUT. As promptly as
practicable but not later than the First Computation Delivery Due Date, iTurf shall deliver to the Sellers' Agents a proposed computation of the First Earnout Amount (the "FIRST EARNOUT COMPUTATION") or a written statement that it is not able to provide such calculation. Within fifteen (15) Business Days after receipt of the First Earnout Computation, Sellers' Agents will notify iTurf in writing whether the Sellers' Agents accept such computation or whether the Sellers' Agents dispute the First Earnout Computation, setting forth in reasonable detail the basis of the dispute (a "DISPUTE NOTICE"). A Dispute Notice delivered pursuant to this Section 1.11(a) shall contain the Sellers' Agents proposed computation of the First Earnout Amount to the extent practicable. Should the Sellers' Agents accept the First Earnout Computation or fail to give a Dispute Notice within such fifteen (15) business-day period, the proposed First Earnout Amount set forth in the First Earnout Computation shall be the First Earnout Amount for all purposes under this Agreement.

                           In the event that iTurf (i) fails to deliver the
First Earnout Computation or a written statement that it is not able to do so or
(ii) delivers a written statement that it is not able to deliver the First Earnout Calculation, in the case of (i) or (ii) by the First Computation Delivery Due Date, then the Sellers' Agents may within twenty (20) Business Days after the First Computation Delivery Due Date unless they have previously received the First Earnout Computation, deliver an objection notice, which notice shall have the same effect hereunder as, and be deemed, a Dispute Notice.

                           Within ten (10) Business Days following delivery of a
Dispute Notice, a designee of iTurf and the Sellers' Agents (or a designee of the Sellers' Agents) shall meet to attempt to resolve such dispute. If a final resolution of such dispute is reached, the agreed-upon amount shall be deemed to be the First Earnout Amount. If no final resolution of such dispute is reached within fifteen (15) Business Days following the delivery of the Dispute Notice, the New York, New York office of Deloitte & Touche (or, if Deloitte & Touche is unwilling to perform such function, another nationally recognized auditing firm reasonably acceptable to both parties) (the "AUDITOR") shall deliver to iTurf and the Sellers' Agents a final determination of the First Earnout Amount not later than twenty (20) Business Days following the commencement of such engagement. If at the end of such twenty (20) Business Day period the Auditor concludes that the First Earnout Amount cannot be determined, then not later than five (5) Business Days after the end of such twenty (20) Business Day period, the Auditor shall determine the First Earnout Amount using a method that, in the reasonable judgment of the Auditor, best reflects the intentions of the parties reflected herein. The Auditor's determination of the First Earnout Amount shall be conclusive and binding on all parties hereto.

                           Within five (5) Business Days following the final
determination of the First Earnout Amount pursuant to this Section, iTurf and the Sellers' Agents shall execute a written certificate stating the First Earnout Amount and iTurf shall issue and deliver to the applicable Selling Stockholder the portion of the First Earnout Share Consideration and the portion of First Earnout Cash Consideration to which such Selling Stockholder is entitled pursuant to Section 1.11(e), on a pro-rata basis in accordance with
SCHEDULE 2.3.

                           (b) COMPUTATION OF SECOND EARNOUT. As promptly as
practicable but not later than the Second Computation Delivery Due Date, iTurf shall deliver to the Sellers' Agents a proposed computation of the Second Earnout Amount (the "SECOND EARNOUT COMPUTATION") or a written statement that it is not able to provide such calculation. Within fifteen (15) Business Days after receipt of the Second Earnout Computation, Sellers' Agents will notify iTurf in writing whether the Sellers' Agents accept the Second Earnout Computation or whether the Sellers' Agents dispute such computation, setting forth in reasonable detail the basis of the dispute (a "SECOND EARNOUT DISPUTE NOTICE"). A Second Earnout Dispute Notice delivered pursuant to this Section 1.11(b) shall contain the Sellers' Agents proposed computation of the Second Earnout Amount to the extent practicable. Should the Sellers' Agents accept the Second Earnout Computation or fail to give a Second Earnout Dispute Notice within such fifteen (15) business-day period, the proposed Second Earnout Amount set forth in the Second Earnout Computation shall be the Second Earnout Amount for all purposes under this Agreement.

                           In the event that (i) iTurf fails to deliver the
Second Earnout Computation or a written statement that it is not able to do so or (ii) delivers a written statement that it is not able to deliver the Second Earnout Calculation, in the case of (i) or (ii) by the Second Computation Delivery Due Date, then the Sellers' Agents may, within twenty (20) Business Days after the Second Computation Delivery Due Date unless they have previously received the Second Earnout Computation, deliver an objection notice to iTurf, which notice shall have the same effect hereunder as, and be deemed, a Second Earnout Dispute Notice.

                           Within ten (10) Business Days following delivery of a
Second Earnout Dispute Notice, a designee of iTurf and the Sellers' Agents (or a designee of the Sellers' Agents) shall meet to attempt to resolve such dispute. If a final resolution of such dispute is reached, the agreed-upon amount shall be deemed to be the Second Earnout Amount. If no final resolution of such dispute is reached within fifteen (15) Business Days following the delivery of the Second Earnout Dispute Notice, the Auditor shall deliver to iTurf and the Sellers' Agents a final determination of the Second Earnout Amount not later than twenty (20) Business Days following the commencement of such engagement. If at the end of such twenty (20) Business Day period the Auditor concludes that the Second Earnout Amount cannot be determined, then not later than five (5) Business Days after the end of such twenty (20) Business Day period, the Auditor shall determine the Second Earnout Amount using a method that, in the reasonable judgment of the Auditor, best reflects the intentions of the parties reflected herein. The Auditor's determination of the Second Earnout Amount shall be conclusive and binding on all parties hereto.

                           Within five (5) Business Days following the final
determination of the Second Earnout Amount pursuant to this Section, iTurf and the Sellers' Agents shall execute a written certificate stating the Second Earnout Amount and iTurf shall issue and deliver to the applicable Selling Stockholder the portion of the Second Earnout Share Consideration and the portion of Second Earnout Cash Consideration to which such Selling Stockholder is entitled pursuant to Section 1.11(e), on a pro-rata basis in accordance with
SCHEDULE 2.3.

                           (c) AUDITOR'S FEES. iTurf, on the one hand, and the
Selling Stockholders, on the other hand, shall each pay such portion of the fees and expenses of the Auditor (or any arbitrators selected in lieu of an Auditor pursuant to Section 1.11(g)) as such Auditor (or arbitrators) shall deem fair and equitable in view of each parties' proposed computation of the First Earnout Amount or Second Earnout Amount, if applicable.

                           (d) ACCOUNTING POLICIES. SCHEDULE 1.11 attached
hereto sets forth the revenue recognition policies and certain other accounting policies currently used by iTurf in the preparation of its consolidated financial statements. These policies may change from time to time to the extent required by changes in GAAP (as defined in Section 2.6), Securities and Exchange Commission ("SEC") rules, regulations or interpretations or if the principal accounting officer of iTurf in good faith determines that such change is appropriate for reasons other than this Agreement. iTurf shall notify Sellers' Agents promptly of any changes or additions to its revenue recognition policies and whenever possible not less than thirty (30) days prior to the change.

                           (e)      REGULATORY LIMIT CASH GROSS-UP.

                                    (i) If the sum of (x) the number of shares
of iTurf Common Stock issued at Closing pursuant to clause 1 of Section 1.7(a)(i) (the "INITIAL SHARES") and (y) the First Earnout Share Consideration (without giving effect to the limit on the number of shares of iTurf Common Stock to be issued as provided in the definition of First Earnout Consideration) is greater than 3,783,626 shares of iTurf Common Stock (appropriately adjusted to give effect to stock splits, reverse stock splits, stock dividends, subdivisions, reclassifications, combinations, recapitalizations and the like), then no later than contemporaneously with the time iTurf would otherwise have been required to deliver, and in addition to, the First Earnout Share Consideration, iTurf shall pay to the Selling Stockholders an amount in cash equal to the difference between (A) the First Earnout Amount less (B) the product of the First Earnout Share Consideration multiplied by the First Earnout Average Price.

                                    (ii) If the sum of (x) the Initial Shares,
(y) the First Earnout Share Consideration and (z) the Second Earnout Share Consideration (without giving effect to the limit in the number of shares of iTurf Common Stock to be issued as provided in the definition of Second Earnout Consideration) is greater than 3,783,626 shares of iTurf Common Stock (appropriately adjusted to give effect to stock splits, reverse stock splits, stock dividends, subdivisions, reclassifications, combinations, recapitalizations and the like), then no later than contemporaneously with the time iTurf would otherwise have been required to deliver, and in addition to, the Second Earnout Share Consideration, if any, iTurf shall pay to the Selling Stockholders an amount in cash equal to the difference between (A) the Second Earnout Amount less (B) the product of the Second Earnout Share Consideration, if any, multiplied by the Second Earnout Average Price.

                                    (iii) Notwithstanding anything in the
foregoing to the contrary, if at the time of any determination under this Section which relates to the market price of iTurf Common Stock, the Nasdaq National Market is not the principal trading market for iTurf Common Stock, such determination shall be made based upon the closing prices of iTurf Common Stock on the principal securities exchange or trading market where such security is listed or traded; provided, however, that if iTurf Common Stock is not traded on either the Nasdaq National Market or the New York Stock Exchange, the First Earnout Amount and/or

Second Earnout Amount, as the case may be, shall be paid in cash in lieu of in shares of iTurf Common Stock.

                           (f) ACCESS TO BOOKS AND RECORDS. iTurf agrees to
provide the Sellers' Agents (or the Sellers' Agents' designee), upon request, with prompt access to appropriate books and records and any other information reasonably necessary to verify the calculation of the Earnout Amount, subject to execution of customary confidentiality agreements.

                           (g) SELECTION OF AUDITOR. If, at any time, the
parties are unable to agree upon an Auditor or if no such Auditor accepts the appointment, any such dispute shall be submitted for settlement to three arbitrators under the rules of the American Arbitration Association in New York City (with one arbitrator to be selected by iTurf and one arbitrator to be selected by the Sellers' Agents, with the third arbitrator to be selected by the arbitrators selected by iTurf and the Sellers' Agents). Such arbitrators shall have the same power and authority as, and deemed to be, for the purposes selected, the Auditor herein.

                           (h) CERTAIN DEFINITIONS. As used herein, the
following capitalized terms have the respective meanings ascribed to them below:

                  "ADJUSTED E-COMMERCE REVENUES" means the sum of (i) High Margin Revenues and (ii) Adjusted Low Margin Revenues, BUT NOT MORE THAN the product of (x) 0.1364 and (y) Advertising/Other Revenues.

                  "ADJUSTED LOW MARGIN REVENUES" means the quotient obtained by dividing (A) the product of High Margin Revenues and the difference between (w) High Margin Gross Margin less (x) 24% by (B) the difference between (y) 24% less
(z) Low Margin Gross Margin.

                  "ADVERTISING/OTHER REVENUES" means all net revenues recognized by iTurf or any of its subsidiaries (including the Surviving Corporation) under GAAP (as defined below), as applied by iTurf consistent with its consolidated audited financial statements and Section 1.11(d), for the sale of advertising, sponsorships, subscription fees and licensing or downloading of content or other similar transaction(other than subscription fees, sales of downloads and licenses of a kind which are classified by iTurf as "Net product sales" in its publicly-issued financial statements) in the ordinary course of business of the TheSpark.com or the sale of any domain name listed on SCHEDULE 2.12 (with the approval of iTurf which shall not be unreasonably withheld or delayed); provided, however, the following shall be excluded from Advertising Revenues:
(i) the value of advertising for properties of iTurf and Affiliates of iTurf placed on the TheSpark.com site by iTurf and Affiliates of iTurf (it being understood that such advertising will not be placed in lieu of paid thirty party advertising, PROVIDED, HOWEVER, no revenues will be imputed hereunder as a result of placement on TheSpark.com or related web sites or other media for graphic or text designations indicating that such properties are part of the "iTurf Network"); and (ii) the cost of commissions paid on advertising or sponsorship sales or similar sources of revenue.

                  "EARNOUT NET REVENUES" means the sum of Advertising/Other Revenues and Adjusted E-Commerce Revenues.

                  "E-COMMERCE REVENUES" means all net revenues recognized by iTurf or any of its subsidiaries (including the Surviving Corporation) under GAAP (as defined below), as applied by iTurf consistent with its consolidated audited financial statements and Section 1.11(d) ("ITURF GAAP"), for the sale of goods in the ordinary course of business on the TheSpark.com or otherwise classified by iTurf as "Net product sales" in its publicly-issued financial statements.

                  "FIRST COMPUTATION DELIVERY DUE DATE" means the first Business Day following the 45-day period following the expiration of the First Earnout Measurement Period.

                  "FIRST EARNOUT AMOUNT" means the lesser of (i) the First Earnout Base and (ii) Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000).

                  "FIRST EARNOUT AVERAGE PRICE" means the average of the closing prices per share of iTurf Common Stock on the Nasdaq Stock Market for the period consisting of the ten (10) Trading Days immediately following the conclusion of the First Earnout Measurement Period.

                  "FIRST EARNOUT BASE" equals the product of (A) Thirteen (13) multiplied by (B) the greater of (1) zero and (2) the difference between (y) Earnout Net Revenues recognized during the First Earnout Measurement Period less
(z) $1,650,000.

                  "FIRST EARNOUT CASH CONSIDERATION" means any cash payable pursuant to Section 1.11(e)(i).

                  "FIRST EARNOUT MEASUREMENT PERIOD" means the period of twelve
(12) Fiscal Months commencing on the first day of the Fiscal Month immediately following the Closing.

                  "FIRST EARNOUT SHARE CONSIDERATION" means that number of shares of iTurf Common Stock equal to the greater of (i) zero and (ii) the quotient obtained by dividing (A) the First Earnout Amount by (B) the First Earnout Average Price; but not more shares than the difference between 3,783,626 less the number of shares of iTurf Common Stock issued as Merger Consideration at the Closing.

                  "FISCAL MONTH" means each four or five week period based on a fiscal year calendar that commences on the Sunday following the Saturday closest to each January 31, and in which the first so-called month of each quarter of each fiscal year consists of four weeks, the second so-called month of each quarter consists of five weeks and the third month of each quarter consists of four weeks. By way of example, the first Fiscal Month of the fiscal year commencing on Sunday, January 30, 2000, concludes on Saturday, February 26, 2000.

                  "HIGH MARGIN GROSS MARGIN" means the gross profit margin (determined in accordance in iTurf GAAP) resulting from High Margin Revenues.

                  "HIGH MARGIN REVENUES" means E-Commerce Revenues which have a gross profit margin (determined in accordance with iTurf GAAP) of equal to or greater than 24%.

                  "LOW MARGIN GROSS MARGIN" means the gross profit margin (determined in accordance with iTurf GAAP) resulting from Low Margin Revenues.

                  "LOW MARGIN REVENUES" means E-Commerce Revenues which have a gross profit margin (determined in accordance with iTurf GAAP) of less than 24%.

                  "SECOND COMPUTATION DELIVERY DUE DATE" means the first Business Day following the 45-day period following the expiration of the Second Earnout Measurement Period.

                  "SECOND EARNOUT AMOUNT" means the lesser of the (i) Second Earnout Base and (ii) the difference between (A) Thirteen Million Five Hundred Thousand Dollars ($13,500,000) less (B) the First Earnout Amount.

                  "SECOND EARNOUT AVERAGE PRICE" means the average of the closing prices per share of iTurf Common Stock on the Nasdaq Stock Market for the period consisting of the ten (10) Trading Days immediately following the conclusion of the Second Earnout Measurement Period.

                  "SECOND EARNOUT BASE" equals the sum of (i) the product of (A) Thirteen (13) multiplied by (B) the greater of (1) zero and (2) the difference between (y) Earnout Net Revenues recognized in the Second Earnout Measurement Period less (z) the Year Two Hurdle (as defined below) and (ii) the excess (if any) of the First Earnout Base over Six Million Seven Hundred Fifty Thousand Dollars ($6,500,000).

                  "SECOND EARNOUT CASH CONSIDERATION" means any cash payable pursuant to Section 1.11(e)(ii).

                  "SECOND EARNOUT MEASUREMENT PERIOD" means the period of twelve
(12) Fiscal Months following the expiration of the First Earnout Measurement Period.

                  "SECOND EARNOUT SHARE CONSIDERATION" means that number of shares of iTurf Common Stock equal to the greater of (i) zero and (ii) the quotient obtained by dividing (A) the Second Earnout Amount by (B) the Second Earnout Average Price; but not more shares than the difference between (y) 3,783,626 less (z) the sum of (1) number of shares of iTurf Common Stock issued as Merger Consideration at the Closing and (2) the First Earnout Share Consideration.

                  "THESPARK.COM" means TheSpark.com World Wide Web site (as it currently exists at TheSpark.com and as it may exist in the future as a single integral site at any future second-level domain or third-level domain (e.g., TheSpark.iTurf.com) and any other web site located at a domain name listed on SCHEDULE 2.12 so long as such web site is operated by the Surviving Corporation.

                  "YEAR TWO HURDLE" means the greater of (i) $1,650,000 and (ii) the product of (A) Earnout Net Revenues recognized in the First Earnout Measurement Period multiplied by (B) 1.25.

                  1.12 TAX-FREE REORGANIZATION. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE COMPANY AND
                            THE SELLING STOCKHOLDERS

                  Each of the Company and each Selling Stockholder hereby makes the following representations and warranties to iTurf and Merger Sub, each of which shall be unaffected by any investigation heretofore or hereafter made by iTurf or Merger Sub or any notice to iTurf or Merger Sub other than in the schedules or as expressly contemplated by this Agreement to this Agreement relating to the Company (it being understood that a fact disclosed on one schedule shall be deemed to be disclosed on all relevant schedules); PROVIDED, HOWEVER, that no Selling Stockholder is making any representation or warranty hereby in Sections 2.2(b), clause (ii) of the first sentence of Section 2.3(b), the penultimate sentence of Section 2.3(b), 2.4, 2.14(c) the last sentence of
Section 2.23, 2.27 and, as it pertains to the foregoing representations and warranties, 2.32 (such representations and warranties, together the Selling Stockholders' covenants made in Sections 4.3, 4.4, 4.5, 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.16, are sometimes referred to herein as the "STOCKHOLDER REPRESENTATIONS, WARRANTIES AND COVENANTS") relating to any other Selling
Stockholder:

                  2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is presently being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing under the laws of those jurisdictions listed on SCHEDULE 2.1 hereto, constituting all jurisdictions in which the nature of its business or the ownership or leasing of its assets requires such qualification, except for such failures to be so duly qualified or licensed and in good standing that would not have a material adverse effect on the business, results of operations, financial condition or prospects of the Company (a "COMPANY MATERIAL ADVERSE EFFECT"). True and correct copies of the Company's articles of organization and bylaws, each as amended to date, have been previously delivered to iTurf. The Company is not in violation of any of the provisions of its articles of organization or by-laws.

                  2.2     AUTHORITY RELATIVE TO THIS AGREEMENT.

                     (a) The Company has all requisite corporate power and authority, to enter into and to deliver this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated hereby and, where applicable, other agreements (including the Ancillary Agreements (as defined herein)), instruments, certificates and documents executed, or to be executed, by it pursuant to this Agreement (such other agreements, instruments, certificates and documents, the "TRANSACTION DOCUMENTS"). The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by the Company have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and no other corporate or other proceedings on the part of the Company is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Capital Stock entitled to vote in accordance with Massachusetts Law and the Company's Articles of Organization and bylaws and the holders of at least two-thirds of the outstanding shares of the Company's Series A preferred stock). This Agreement has been, and the Transaction Documents to which it is a party at Closing will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties hereto or thereto, constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

                           (b) Each Selling Stockholder has all requisite power
and authority to enter into and to deliver this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated hereby and by the Transaction Documents to which it is party. The execution, delivery and performance by each Selling Stockholder of this Agreement and the Transaction Documents to which it is party have been duly authorized by all necessary action, partnership or otherwise, on the part of each Selling Stockholder and no other partnership or other proceedings on the part of such Selling Stockholder is necessary to authorize this Agreement or the Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Capital Stock entitled to vote in accordance with Massachusetts Law and the Company's Articles of Organization and bylaws and the holders of at least two-thirds of the outstanding shares of the Company's Series A preferred stock). This Agreement has been, and the Transaction Documents to which it is party at Closing will be, duly executed and delivered by each Selling Stockholder, and assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties hereto or thereto, constitute legal, valid and binding obligations of each Selling

Stockholder, enforceable against each of them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

                           (c) The Board of Directors of the Company (i) has
declared that this Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of such corporation, (ii) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, and (iii) has taken appropriate action (subject to stockholder approval as contemplated in Section 2.2(a)) pursuant to applicable law to cause the Merger to become effective at the Effective Time.

                  2.3      CAPITAL STRUCTURE.

                           (a) The authorized capital stock of the Company
consists of 200,000 shares of common stock, par value $.01 per share, of which 83,334 shares are issued and outstanding and 20,834 shares of Series A preferred stock, par value $.01 per share, of which 10,417 shares are issued and outstanding as of the date hereof. SCHEDULE 2.3 sets forth a true and complete list of all record owners of all classes of Company capital stock. Each outstanding share of Company capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, free of any preemptive rights and not issued in violation of any federal or state securities laws.

                           (b) Except as set forth in SCHEDULE 2.3, (i) there
are no equity securities or similar ownership interests of any class of capital stock of the Company, or any securities exchangeable for or convertible into or exercisable for such equity securities or similar ownership interests of the Company, issued, reserved for issuance or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, commitments or other agreements to which the Company or any Selling Stockholder is a party or by which he or it is bound obligating the Company or any Selling Stockholder to issue, deliver or sell, or repurchase, redeem or otherwise acquire, any shares of capital stock or similar ownership interests of the Company or obligating the Company or any Selling Stockholder to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy or other agreement or understanding to which the Company or any Selling Stockholder is a party or by which he or it is bound with respect to any equity security or similar ownership interest of any class of capital stock of the Company requiring the issuance or sale of any additional shares of capital stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company. Except as set forth on SCHEDULE 2.3, no shares of capital stock or other securities of the Company are reserved for issuance for any purpose and there are no agreements, commitments or restrictions relating to ownership or voting of any shares of stock or other securities of the Company.

                           (c) Except as set forth on SCHEDULE 2.3, there are no
outstanding purchase agreements, stockholders agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal or similar agreements between any Selling Stockholder and the Company.

                  2.4 TITLE TO SHARES. Each Selling Stockholder owns all of his or its shares of Company capital stock as set forth on SCHEDULE 2.3, of record and beneficially, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other stockholder agreements. On the Closing Date, each Selling Stockholder will own all of his or its shares of Company capital stock, of record and beneficially, free and clear of any such liens.

                  2.5 SUBSIDIARIES AND AFFILIATES. The Company has no direct or indirect Subsidiaries or Affiliates and has no equity interest in any corporation, partnership, joint venture or other entity. Except as set forth on
SCHEDULE 2.5, the Company has conducted its business only through the Company. "SUBSIDIARY" means an Affiliate controlled by the Company directly or indirectly through one or more intermediaries.

                  2.6 FINANCIAL STATEMENTS. The Company has previously delivered to iTurf true and complete copies of the audited balance sheet of the Company at October 31, 1999 (the "INTERIM BALANCE SHEET") and the related statements of income, cash flow and changes in stockholders' equity for the period from inception to October 31, 1999, and the notes thereto, accompanied by the report thereon of BDO Seidman, LLP (collectively, all financial information referred to in this Section 2.6 is hereafter referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from the books and records of the Company, present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as may be stated in the notes thereto.

                  2.7 NO UNDISCLOSED LIABILITIES. The Company does not have any Liabilities (as defined herein), except for (a) Liabilities specifically identified in the Interim Balance Sheet and (b) Liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business as theretofore conducted (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (c) Liabilities disclosed on
SCHEDULE 2.7. The Company does not know of any reasonable basis for the assertion against the Company of any other loss contingency of a nature defined by GAAP. For purposes of this Agreement, "Liabilities" mean direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, unmatured, contingent, liquidated or otherwise and whether due or to become due, asserted or unasserted, known or unknown.

                  2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Interim Balance Sheet, the Company has operated its business consistent with ordinary commercial business practices and only in the ordinary course of business as theretofore conducted, and there has been no: (a) amendments or changes to the articles of organization or bylaws of the Company; (b) material adverse change in the business, properties, assets, Liabilities, commitments, financial condition or prospects of the Company; (c) material damage or destruction to property or assets of the Company resulting in a loss or cost to the Company (whether or not covered by insurance); or (d) act or omission which, if taken or omitted after the date of this Agreement and before the Closing would conflict with Section 4.1.

                  2.9 TAXES. The Company has properly filed on a timely basis all federal, foreign, state, local and other tax returns and reports which are required to be filed by it. All such tax returns were true, correct and complete, and all taxes, interest and penalties due and payable as shown on such returns or claimed to be due by any taxing authority have been timely paid. All unpaid federal, foreign, state, local and other taxes, fees, assessments, duties and other similar governmental charges payable by the Company or which will, with the passage of time, become payable by the Company (including interest and penalties) whether or not disputed have been adequately reserved against in accordance with GAAP on the face of the Interim Balance Sheet. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company, or audits, examinations or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company. The Company has furnished to iTurf true and complete copies of all federal, foreign, state and local tax returns of the Company, which tax returns have been filed with the relevant taxing authorities. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it. All taxes to be collected or withheld by the Company have been duly collected or withheld and any such amounts that were required to be remitted to any taxing authority have been duly remitted. There are no tax rulings, requests for ruling, closing agreements or changes of accounting method relating to the Company that could affect its tax liability for any period after the Effective Time. There will not be includible in the Company's gross income for a taxable period after the Effective Time any amount attributable to a prior tax period, as a result of any of the following methods of accounting: installment, completed contract, long-term contract, cash, or as a result of the application of Section 481 of the Code or comparable provisions of state, local or foreign tax law. For purposes of this Agreement, "TAX" or "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, occupation or other governmental taxes imposed or payable to the United States or any state, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

                  2.10 TITLE TO ASSETS. Except as set forth on SCHEDULE 2.10, the Company has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the Financial Statements and to properties and assets that are shown on any schedule hereto, in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever (collectively "LIENS"), except for Liens for current taxes and assessments not yet due and payable (which the Company will promptly pay when due if due prior to the Closing Date) and except for Liens that do not materially detract from the value of the properties subject thereto. All assets, properties and rights relating to the business of the Company are held by, and all agreements, obligations and transactions relating to such entities' business have been entered into, incurred and conducted by, such entities.

                  2.11 REAL AND PERSONAL PROPERTY. SCHEDULE 2.11 contains a true and complete list of all real property owned or leased by the Company and all interests therein (including a brief description of the property). All such real property, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements including those relating to the environment, health and safety, land use and zoning, and all work required to be done by the Company as tenant has been duly performed except for failures to comply or conform which, in the aggregate, would not result in a Company Material Adverse Effect. No condemnation or other proceeding is pending or, to the knowledge of the Company, after due investigation, threatened, which would affect the use of any such property by the Company. SCHEDULE 2.11 contains a true and complete list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by the Company or any of its Subsidiaries and all interests therein. The Company's buildings and other structures, equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear except in instances which, in the aggregate, would not result in a Company Material Adverse Effect.

                  2.12 INTELLECTUAL PROPERTY. SCHEDULE 2.12 contains a true and complete list and brief description of all trademarks, service marks, trade names, brands, copyrights and patents except in instances which, in the aggregate, would not result in a Company Material Adverse Effect, all applications for registration and registrations for such trademarks, copyrights and patents, and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes in each case which are presently being used or have been used in the Company's business (other than commercially available "shrink-wrap" software, "freeware" software or other software, which, in each case, may be replaced at a cost of less than $2,000) (collectively, the "PROPRIETARY ASSETS") and all licenses, contracts, rights and arrangements with respect to the foregoing. Except as set forth in SCHEDULE 2.12, (a) the Company owns the entire, unencumbered right, title and interest to all such Proprietary Assets, free and clear of all Liens, and, except as set forth in SCHEDULE 2.12, no rights or licenses to others have been granted with respect to any of such properties; (b) the Company owns or possesses the right to use all the trademarks, service marks, trade names, brands, copyrights, patents, franchises, permits and licenses and rights with respect to the foregoing, necessary for the conduct of its business as presently conducted, without any conflict with or infringement of the rights of others; and (c) the Company has not received notice of any claimed conflict with respect to any of the foregoing. The Company does not have knowledge of any default or alleged default which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of SCHEDULE 2.12 except in instances which, in the aggregate, would not result in a Company Material Adverse Effect. The Company has taken, and until the Closing Date, will take, all commercially prudent steps to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons. All intellectual property rights to all processes, systems and techniques used by and material to the Company that were developed by any of its employees engaged in research or product development while such employee was employed by it have, by virtue of an invention assignment agreement, been assigned to the Company. In addition, all intellectual property rights to all processes, systems and techniques material to the Company and either used by the Company or which the Company currently intends to use in its business which were developed by any of its employees at any time have been assigned by such employees to the Company. SCHEDULE 2.12A sets forth a true and complete list of each person who is the author, inventor or creator of any Proprietary Asset of the Company (each such person, a "COMPANY CONTRIBUTOR").

                  2.13     CONTRACTS, LEASES AND COMMITMENTS.

                           (a) The Company has furnished to iTurf true and
complete copies of the material contracts, leases and commitments listed in
SCHEDULE 2.13 hereto, including summaries of the terms of any unwritten commitments. Except as set forth in SCHEDULE 2.13, (i) the Company, and to the knowledge of the Company, the other parties thereto, have complied in all material respects with such contracts, leases and commitments, all of which are valid and enforceable except as may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity); (ii) such contracts, leases and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right in favor of a third party or, to the Company's knowledge, in favor of the Company to accelerate or terminate any provision thereof or give rise to any Lien on any of the assets or properties of the Company; and (iii) all of such contracts, leases and commitments have been entered into on an arm's-length basis and in the ordinary course of business.

                           (b) The Company is not a party, nor is any of its
assets or business subject, to any contract, lease or commitment not listed in
SCHEDULE 2.13 (including, without limitation, purchase or sales commitments, financing or security agreements or guaranties, repurchase agreements, agency agreements, manufacturers representative agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans and leases of real or personal property), other than contracts terminable without penalty on not more than

30 days' notice that do not involve, individually or in the aggregate, the receipt or expenditure of more than $10,000 in any one year. The Company is not engaged in any material disputes with customers or suppliers. Except as set forth on Schedule 2.13, to the knowledge of the Company, (i) no customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with the Company and (ii) the Company has not received any notice that the transactions contemplated by this Agreement would have a material adverse effect on the Company's relationship with any of its suppliers or customers.

                           (c) The term of the Custom Mail Services Agreement
between the Company and Commtouch Software, Inc., as amended by the Addendum 1 dated January 10, 2000 expires on May 3, 2001.

                           (d) Notwithstanding anything contained in the
agreement to the contrary, the commission rate payable by the Company to Worldata under the Worldata E-mail Newsletter Management Agreement between the Company and Worldata dated January 17, 1999 is fifteen (15%).

                           (e) There is no conflict between the Company's
obligations (i) under the Worldata List Management Agreement between the Company and Worldata and (ii) the Online Database Management Agreement between the Company and 24/7 Mail dated January 21, 2000.

                           (f) The "Effective Date" of the Representation
Agreement between the Company and Adsmart Corporation (as such term is defined therein) is not earlier than April 29, 1999.

                  2.14     NO CONFLICTS, REQUIRED FILINGS OR CONSENTS.

                           (a) Except as set forth in SCHEDULE 2.14, and
assuming the requisite stockholder approval described in Section 2.3(b) is obtained prior to Closing, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party does not, and the performance of this Agreement and such Transaction Documents by the Company will not, (i) conflict with or violate the articles of organization or bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of the Company or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected except in any case for any such breaches, defaults or other occurrences that, in the aggregate would not result in a Company Material Adverse Effect.

                           (b) The execution and delivery of this Agreement by
the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and state securities laws ("BLUE SKY LAWS"), (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its respective obligations under this Agreement and (iii) would not result in a Company Material Adverse Effect.

                           (c) Except as set forth in SCHEDULE 2.14, the
execution and delivery by each Selling Stockholder of this Agreement and the Transaction Documents to which it is a party does not, and the performance by such Selling Stockholder of this Agreement and the Transaction Documents to which it is party will not, (i) conflict with or violate the governing documents of any Selling Stockholder that is not a natural person, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Selling Stockholder or by which its properties are bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of the Company or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or is a party or by which the Company or its properties are bound or affected except in any case for any such breaches, defaults or other occurrences that would not, in the aggregate, result in a Company Material Adverse Effect. The execution and delivery of this Agreement by each Selling Stockholder will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company or any Selling Stockholder from performing its respective obligations under this Agreement and (iii) would not result in a Company Material Adverse Effect.

                  2.15 NO PERMITS REQUIRED; COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 2.15, the Company does not hold any governmental licenses, permits or authorizations nor are any such licenses, permits or authorizations required for the ownership or occupancy of its properties and assets or the operation of its business. The business of the Company is and has been operated in material compliance therewith and all laws and regulations (federal, state, local and foreign) applicable to it, and all required reports and filings with governmental authorities have been properly made except where the failure make such a report or filing would not result in a Company Material Adverse Effect.

                  2.16 PERSONNEL MATTERS. SCHEDULE 2.16 contains a true and complete list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of the Company as of the date of this Agreement. The Company does not know of any efforts since the Company's inception to attempt to organize any of its employees, and no strike or labor dispute involving the Company has occurred since the Company's inception or, to the knowledge of the Company, is threatened. Since the date of the Interim Balance Sheet, no key employee of the Company has indicated that he is considering terminating his employment in a manner that would lead a reasonably prudent manager to believe such employee might reasonably be expected to actually terminate his employment. Except as set forth on Schedule 2.16, the Company has complied in all material respects with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

                  2.17    EMPLOYEE BENEFIT PLANS.

                           (a) Except as set forth on SCHEDULE 2.17, neither the
Company nor any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA AFFILIATE") maintains, sponsors, contributes to, or has or has had an obligation to, or otherwise participated in or participates in or in any way, directly or indirectly, has or has had any liability with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other bonus, profit sharing, pension, deferred compensation, incentive, stock option, fringe benefit, health, welfare, change in control, or other plan, agreement, policy, trust fund, or arrangement, whether written or unwritten, insured or self-insured (each a "PLAN"). None of the Company, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multi employer plan" (within the meaning of Sections
(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company for severance pay or termination pay or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to an employee, director or stockholder of the Company (whether current, former or restricted) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. No event, condition or circumstance exists that would prevent the amendment or termination of any Plan. SCHEDULE 2.17 hereto contains a true and complete list of all Plans, benefits or perks of the Company and a description of the Company's severance pay policy. A true and correct copy of each such Plan has previously been delivered by the Company to iTurf.

                           (b) With respect to each of the Plans on SCHEDULE
2.17:

                                    (i) each Plan intended to qualify under
                  Section 401(a) of the Code has been qualified effective with its inception and has received a determination letter from the Internal Revenue Service ("IRS") to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                                    (ii) all payments required by any Plan, any
                  collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata calendar basis where such payments are otherwise discretionary at year end) or provided for by the Company, as applicable, by proper accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

                                    (iii) no claim, lawsuit, arbitration or
                  other action has been threatened, asserted, instituted, or is expected by the Company to be threatened, asserted or instituted, against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

                                    (iv) the Plan complies in all material
                  respects and has been maintained and administered at all times in all material respects in accordance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                                    (v) no "prohibited transaction," within the
                  meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a "prohibited transaction");

                                    (vi) no Plan is or is expected by the
                  Company to be under audit or investigation by the IRS, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                                    (vii) with respect to each Plan that is
                  funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

                           (c) Neither the Company nor any ERISA Affiliate
maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company nor any ERISA Affiliate has any unfunded Liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

                  2.18 PRIVACY POLICY. Except as disclosed on SCHEDULE 2.18, the Company has made a privacy policy available to the end users of each of its Web sites at all times since its inception and has complied in all respects with such policy and has not made false or misleading statements on any of its Web sites or elsewhere regarding its use of personal information collected from end users.

                  2.19 INSURANCE. SCHEDULE 2.19 sets forth a true and complete list of the general liability, fire and casualty insurance policies and liability insurance of the Company providing coverage in such amounts as is customary in the industry for a similar company. Such policies are in full force and effect, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

                  2.20 LITIGATION. SCHEDULE 2.20 contains a true and complete list of all actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of the Company and threatened against, the Company or any of its assets, or, in connection with the Company's business, or any of the Company's officers, directors or employees in their capacity as such. Except as set forth on SCHEDULE 2.20, neither the Company nor, in connection with the business of the Company, any of the Company's officers, directors or employees is subject or party to any judgment, order, or other direction of or stipulation with any court or other governmental authority or tribunal, or in violation of any other legal requirements material to the Company's business and the Company does not know of any reasonable basis for a claim that such a violation exists. The Company does not know of any proposed legal requirement that might adversely affect in any material respect the operation or prospects of the business of the Company. Notwithstanding the foregoing, the Company is aware that there have been various proposals to enact federal and state laws directed at regulating Internet advertising.

                  2.21 ENVIRONMENTAL MATTERS. The business, assets and properties of the Company are and have been operated and maintained in compliance in all material respects with all applicable federal, state and local environmental protection laws and regulations (the "ENVIRONMENTAL LAWS"). No event has occurred or condition exists which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance by the Company with, or a violation by the Company of, the Environmental Laws. To the knowledge of the Company, no real property owned, leased, occupied or used by the Company contains any underground storage tanks, asbestos, polychlorinated biphenyls, hazardous wastes or other hazardous substances, as such terms are defined in the Environmental Laws. To the knowledge of the Company, neither the Company nor any of its predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, hazardous wastes, pollutants or hazardous substances, as such terms are defined in the Environmental Laws, on or from any site which currently is or formerly was owned, leased, occupied or used by the Company or any predecessor company, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state and/or local governmental agency or otherwise in compliance with Environmental Laws.

                  2.22 RESTRICTIONS ON BUSINESS ACTIVITIES. Other than this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business of the Company as presently conducted.

                  2.23 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 2.23 and transactions disclosed in the Financial Statements or notes thereto and except for ordinary dealings with its employees, since December 31, 1998, the Company has had no direct or indirect dealings with any stockholder of the Company or with any key employee of the Company or with any of their affiliates, associates or relatives. Except for employment arrangements with its employees and transactions disclosed in the Financial Statements or notes thereto, the Company has no obligation to or claim against any stockholder of the Company or any key employee of the Company, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against the Company. Neither the Selling Stockholders nor any key employee of the Company nor any of their respective affiliates, nor, to their knowledge, associates or relatives has any direct or indirect interest of any kind in any business or entity which is directly or indirectly competitive with the Company.

                  2.24 BOOKS AND RECORDS. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices. The minute books of the Company contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of the Company. True and complete copies of the books and records and the minute books of the Company for the period from the date of the Company's incorporation to date have been previously, and to the Closing Date will be, delivered to iTurf.

                  2.25 IMPROPER PAYMENTS. Neither the Company nor any of its officers and agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person in an attempt to influence any such person to take or to refrain from taking any action relating to the Company or any of its Subsidiaries.

                  2.26 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with iTurf without the intervention of any person engaged by the Company in such a manner as to give rise to any valid claim by any person against the Company, iTurf, Merger Sub or the Surviving Corporation for a finder's fee, brokerage commission or similar payment.

                  2.27 INVESTMENT REPRESENTATION. The Selling Stockholders possess such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the portion of the Merger Consideration consisting of shares of iTurf Common Stock and contingent earnout rights. The Selling Stockholders are fully aware of the restrictions on resale of such shares pursuant to applicable securities laws prior to registration thereof. On the Closing Date, the Selling Stockholders are acquiring the shares of iTurf Common Stock for investment purposes and not with a view to or in connection with a distribution within the meaning of the Securities Act, except pursuant to an effective registration statement or an exemption therefrom.

                  The Selling Stockholders understand and acknowledge that the shares of iTurf Common Stock included in the Merger Consideration and contingent earnest rights will not be registered for issuance to the Selling Stockholders under the Securities Act, in reliance upon an exemption from the registration requirements thereof, and that such shares will not be registered or qualified under the securities or Blue Sky laws of any other jurisdiction for issuance to the Selling Stockholders. The Selling Stockholders understand and acknowledge that the availability of such exemption is based, in part, upon their representations in this Section. The Selling Stockholders have also been afforded an opportunity to ask questions of iTurf and its senior management regarding iTurf and the terms of the transactions contemplated by this Agreement and have been given all information as has been requested by such Selling Stockholders in order to fully evaluate the merits and risks of the Merger Consideration. Each of the Selling Stockholders has received a copy of each of the SEC Reports (as defined below).

                  2.28 VOTE REQUIRED. The affirmative vote of the (i) holders of at least two-thirds of the outstanding shares of Company Capital Stock and (ii) holders of at least two-thirds of the outstanding shares of Series A preferred stock of the Company are the only votes of the holders of any class or series of the Company's capital stock that is necessary to approve the Merger.

                  2.29 WEB SITE TRAFFIC. A true and correct statement of the number of page views on, user sessions, and unique visitors to each of the Company's Web sites for each calendar month of 1999 (through December 1999) is set forth on SCHEDULE 2.29.

                  2.30 YEAR 2000 COMPLIANCE. The computer systems of the Company (including, without limitation, all software, hardware, workstations and related components, automated devices, products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications or maintenance, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and other systems) ("COMPUTER SYSTEMS") are Year 2000 Compliant (as defined below). The Company's supply of services through its Computer Systems shall not be interrupted, delayed, decreased, or otherwise affected by dates/times prior to, on, after or spanning January 1, 2000 by reason of such dates or times. The Computer Systems of the Company have the ability to properly interface and, to the best knowledge of the Company, will continue to properly interface with internal and external applications and systems of third parties with whom the Company exchange data electronically (including, without limitation, customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance. The Company has inquired of all such third parties whose lack of Year 2000 Compliance would be materially adverse to it.

                           For purposes of this Agreement, "YEAR 2000 COMPLIANT"
means that (1) the Computer Systems (1) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (4) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (5) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (6) have the ability to correctly process after January 1, 2000 data containing dates before that date and (7) have the ability to recognize all "leap years," including February 29, 2000.

                  2.31 INDEBTEDNESS TO CERTAIN AFFILIATES; GUARANTIES. Except as contemplated by Section 4.7, immediately prior to the Effective Time, the Company shall not have any liability or obligation (including indebtedness) owed or owing to any Selling Stockholder or any Affiliate or relative thereof. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other person, firm or entity.

                  2.32 DISCLOSURE. No representation, warranty or other written statement by the Company or any Selling Stockholder herein or in any other of the Transaction Documents or made in connection with the Transaction Documents, contains or will as of the Effective Time contain an untrue statement of a material fact, or omits or will as of the Effective Time omit to state a material fact necessary to make the statements contained herein or therein not misleading. Neither the Company nor any Selling Stockholder has any knowledge of any matter (excluding matters relating to general economic, business, political or social conditions or that relate to the Internet industry or advertising-supported industries as a whole) that could reasonably be expected to have a materially adverse effect on the Company's business or prospects that has not been disclosed in writing to iTurf.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF ITURF AND MERGER SUB

                  iTurf and Merger Sub, jointly and severally, hereby make the following representations and warranties to the Company:

                  3.1      ORGANIZATION AND QUALIFICATION.

                           (a) Each of iTurf and Merger Sub is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware and under the laws of the State of Massachusetts, respectively, has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is presently being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a material adverse effect on the business, results of operations or financial condition of iTurf and its subsidiaries, taken as a whole (an "ITURF MATERIAL ADVERSE EFFECT"). Each of iTurf and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the conduct of its business or the ownership or leasing of its properties requires such qualification, except for such failures to be so duly qualified or licensed and in good standing that would not have an iTurf Material Adverse Effect.

                           (b) iTurf has heretofore furnished to the Company
true and complete copies of iTurf's certificate of incorporation and bylaws and Merger Sub's articles of organization and bylaws, each as amended to date. Such certificate of incorporation, articles of organization and bylaws are in full force and effect. Neither iTurf nor Merger Sub is in violation of any of the provisions of such instruments, except for any such violations as would not have an iTurf Material Adverse Effect.

                  3.2      AUTHORITY RELATIVE TO THIS AGREEMENT.

                           (a) Each of iTurf and Merger Sub has all requisite
corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby and the Transaction Documents to be executed and delivered by it. The execution and delivery of this Agreement by iTurf and Merger Sub and the consummation by iTurf and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of iTurf and Merger Sub, and no other corporate proceedings on the part of iTurf and Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been, and the Transaction Documents to be entered into by iTurf or Merger Sub at Closing will be, duly executed and delivered by iTurf and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and thereto, constitute legal, valid and binding obligations of iTurf and Merger Sub, enforceable against each of them in accordance with their respective terms except as may be limited bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

                           (b) The Board of Directors of iTurf (i) has declared
that this Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of iTurf, (ii) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, and (iii) has taken appropriate action, pursuant to applicable law, to cause the Merger to become effective at the Effective Time.

                  3.3      NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

                           (a) The execution and delivery of this Agreement and
the applicable Transaction Documents by iTurf and Merger Sub do not, and the performance of this Agreement by iTurf and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of iTurf or the articles of organization or bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to iTurf or Merger Sub or by which its or their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair iTurf's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contracts material to the business of iTurf and Merger Sub, taken as a whole, or result in the creation of a Lien or encumbrance on any of the properties or assets of iTurf and Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which iTurf and Merger Sub is a party or by which iTurf and Merger Sub or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have an iTurf Material Adverse Effect.

                           (b) The execution and delivery of this Agreement and
the applicable Transaction Documents by iTurf and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent iTurf and Merger Sub from performing their respective obligations under this Agreement and (iii) as would not have an iTurf Material Adverse Effect.

                  3.4      CAPITAL STOCK.

                           (a) As of the date of this Agreement, the authorized
capital stock of iTurf consists of (i) 67,500,000 shares of Class A common stock, par value $.01 per share, of which 7,493,132 shares are issued and outstanding, (ii) 12,500,000 shares of Class B common stock, par value $.01 per share, of which 11,425,000 shares are issued and outstanding and (iii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Each outstanding share of iTurf capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable and free of any preemptive rights and not issued in violation of any federal or state securities laws.

                           (b) The shares of iTurf Common Stock to be issued in
the Merger have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and non-assessable and, based upon the representations and warranties made by the Selling Stockholders in Section 2.27, will not be issued in violation of any federal or state securities laws.

                  3.5      SEC FILINGS, FINANCIAL STATEMENTS.

                           (a) iTurf has filed all forms, reports and documents
required to be filed by it with the SEC since April 9, 1999. iTurf has heretofore delivered to the Company, in the form filed with the SEC or delivered to the Nasdaq Stock Market, as the case may be, its (i) prospectus dated November 29, 1999 and (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 1999, July 31, 1999 and October 30, 1999 (collectively, the "ITURF SEC REPORTS"). The iTurf SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (b) Each of the financial statements (including, in
each case, any related notes thereto) contained in the iTurf SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of iTurf as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain all notes required by GAAP.

                  3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the iTurf SEC Reports, since October 30, 1999, to iTurf's knowledge, no event or events has or have occurred, or failed to occur, that, either individually or in the aggregate, has had, or reasonably could be expected to have, an iTurf Material Adverse Effect.

                  3.7 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by iTurf directly with the Company without the intervention of any person engaged by iTurf in such a manner as to give rise to any valid claim by any person against iTurf, Merger Sub, the Company or the Surviving Corporation for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                       ADDITIONAL COVENANTS AND AGREEMENTS

                  4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Effective Time, the Company covenants and agrees that, unless iTurf shall otherwise agree in writing or unless otherwise expressly permitted under this Agreement, the Company shall conduct its business only in the ordinary course and consistent with past practice, and the Company shall use its best efforts to maintain, preserve and protect the assets and goodwill of the Company, to keep available the services of the present officer, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons which the Company has business relations. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of iTurf or unless otherwise expressly permitted under this Agreement, take or commit to take any of following actions:

                           (i) amend its bylaws or articles of organization;

                           (ii) issue, sell, pledge, dispose of or encumber, or
authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, PROVIDED, HOWEVER, the Company (A) shall issue shares of its capital stock pursuant to the exercise of outstanding options or warrants disclosed on SCHEDULE 2.3 and (B) may issue the shares of its capital stock expressly contemplated by SCHEDULE 2.3 subject to the payment by the recipient of any federal, state or local taxes required by law to be withheld with respect to the issuance of any such shares;

                           (iii) except as required by the Company's articles of
incorporation as they exist as of the date hereof, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of shares of its capital stock;

                           (iv) amend the terms of, repurchase, redeem or
otherwise acquire any shares of its capital stock or propose to do any of the foregoing;

                           (v) pay, discharge, settle or satisfy any lawsuits,
claims, Liabilities or obligations, other than in the ordinary course of business consistent with past practice, or incur, or perform, pay or otherwise discharge, any obligation or liability (absolute or contingent), except for current obligations and Liabilities incurred in the ordinary course of business consistent with past practice, PROVIDED, HOWEVER, the Company may pay Kestler the bonus due to him described in the employment agreement between Kestler and the Company in the event Kestler exercises his employee stock option;

                           (vi) sell, pledge, dispose of or encumber any assets
of the Company, tangible or intangible, other than for fair consideration in the ordinary course of business, or sell, transfer, license, sublicense or otherwise dispose of any Proprietary Assets (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any Proprietary Assets;

                           (vii) (A) acquire any corporation, partnership or
other business organization, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (except with respect to collections of negotiable instruments) or otherwise as an accommodation become responsible for, the obligations of any person, or make loans or advances (other than to employees in the ordinary course of business consistent with past practice), (C) enter into or amend any contract or agreement other than in the ordinary course of business, (D) authorize or make any capital expenditures that are not currently budgeted and that in the aggregate exceed $10,000, (E) terminate any material contract of the Company or amend any of its material terms or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(viii);

                           (viii) take any action, other than as required by
GAAP, to change accounting policies or procedures or cash maintenance policies or procedures, or make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment;

                           (ix) modify, amend or cancel any of its existing
leases or enter into any contracts, agreements, leases or understandings other than in the ordinary course of business or involving more than $10,000;

                           (x) issue any note, bond or other debt security or
create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligations either involving more than $5,000 singly or $10,000 in the aggregate or enter into any loan agreements therefor;

                           (xi) delay or postpone the payment of accounts
payable or other Liabilities and, in no event, shall the Company fail to pay any such accounts payable or other Liabilities when and in the amounts due;

                           (xii) grant any increase in the base compensation
payable or to become payable to any of its directors, officers or employees, grant any severance or termination pay to any of its directors, officers or employees or make any other change in employment terms applicable to any of its directors, officers or employees other than in the ordinary course of business;

                           (xiii) adopt, amend, modify or terminate any bonus,
profit-sharing, incentive, severance or other Plan, contract or commitment for the benefit of any of its directors, officers or employees or take any such action with respect to any other employee benefit plan, except as required by law; or

                           (xiv) take or agree in writing or otherwise to take,
any of the actions described in Sections 4.1(i) through (xiii) above, or any action which would cause any of the representations and warranties made by the Company or the Selling Stockholders herein and in the Transaction Documents not to be true and correct or prevent the Company or the Selling Stockholders from performing any of their respective covenants herein or result in any of the conditions to the Merger set forth herein not being satisfied.

                  4.2 ACCESS TO INFORMATION. Prior to the Closing, the Company shall afford to iTurf and its officers, employees, counsel, financial advisers and other representatives reasonable access during normal business hours to the Company's assets, premises, books and records and key employees and accountants, including, without limitation, the audit work papers of the Company's accountants relating to the Financial Statements, and the Company shall furnish to iTurf such information concerning its business, properties, financial condition, operations and personnel as iTurf may from time to time reasonably request. The Company shall promptly furnish to iTurf all financial statements of the Company that are prepared in the ordinary course of business, including, without limitation, monthly reports of sales, revenue and cash flow and quarterly balance sheets.

                  4.3 NOTIFICATION OF CERTAIN MATTERS. The Company and the Selling Stockholders shall give prompt written notice to iTurf, and iTurf shall give prompt written notice to the Company and the Selling Stockholders, of (i) the occurrence, or non-occurrence, of any event of which has such party has knowledge the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of by the Company or any Selling Stockholder, on the one hand, or iTurf or Merger Sub, on the other hand, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                  4.4      WARRANTS AND OPTIONS.

                  (a) Each Selling Stockholder who holds an option, warrant or other right to purchase shares of the Company's Capital Stock shall exercise such option, warrant or right, to the extent that it is exercisable, prior to the Closing.

                  (b) The Company and each Selling Stockholder shall take such action as is necessary to provide that all options granted under the Company's 1999 Stock Option Stock

Issuance Plan (the "1999 PLAN") become immediately exercisable in full prior to the Closing in accordance with clause (ii) of Section 16 of the 1999 Plan.

                  (c) Subject to the terms and conditions of this Section 4.4(c), upon the request of any Selling Stockholder who receives a grant of Company Capital Stock (a "STOCK GRANT")in accordance with the 1999 Plan as contemplated by SCHEDULE 2.3 (a "HOLDER"), the Company agrees to loan to such Holder an amount in cash equal to the Company's withholding obligation resulting from such grant, provided that the Holder has executed a loan and security agreement substantially in the form of EXHIBIT H annexed hereto and uses the amount of the loan to satisfy the Holder's obligation under Section 23 of the 1999 Plan to pay to the Company the amount of the Company's withholding obligation. The parties hereto agree that, solely for the purposes of this
Section 4.4(c), the Company's withholding obligation resulting from a Stock Grant shall be equal to the product of (A) the number of shares comprising the Stock Grant, (B) the quotient obtained by dividing the Initial Shares by the Merger Denominator, (C) the closing price per share of iTurf Common Stock as reported by the Nasdaq Stock Market on the date of the Stock Grant and (D) the sum (expressed as a percentage) of (w) twenty-eight percent (28%), (x) the Holder's marginal state and local income tax rates, (y) the FICA rate applicable to the Holder's wages and (z) the FUTA rate applicable to the Holder's taxes.

                  4.5 FULFILLMENT OF CONDITIONS. The parties hereto agree not to take any action that would cause the conditions to the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that (except as expressly permitted hereby) would cause the representations and warranties made by it herein not to be true and correct as of the Closing. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to obtain in a timely manner all necessary waivers, consents and approvals and to effect all registrations and filings to consummate, and make effective as promptly as practicable the transactions contemplated, by this Agreement.

                  4.6 PUBLIC ANNOUNCEMENTS. The Company and iTurf shall consult with each other before issuing any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Merger, and no party hereto shall issue any such press release or make any such public statement without the prior consent of the Company and iTurf (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or judicial process.

                  4.7 ELIMINATION OF INDEBTEDNESS. Prior to the Effective Time, the Company shall take such action as is necessary to eliminate all loans payable shown on the Interim Balance Sheet by securing a release of such indebtedness or conversion of such indebtedness to equity except for $25,000, in the aggregate, payable to Krohn.

                  4.8 NO SOLICITATION. Neither the Company nor any representatives or affiliates of the Company (including any Selling Shareholder) shall, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of 15% or more of the assets or capital stock of the Company (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Neither the Company nor any representatives of the Company shall, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any party relating to an Acquisition Proposal, whether made before or after this Agreement. The Company and any representatives of the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify in writing iTurf immediately of any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such party and the material terms and conditions of any proposals or offers. The Company will also promptly request that each party that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such party by or on behalf of the Company.

                  4.9 RELEASE BY THE SELLING STOCKHOLDERS. Effective upon the Closing, each Selling Stockholder, severally, for himself or itself and his or its heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company, Merger Sub and their respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including, without limitation, attorneys' fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company or its business, that such Selling Stockholder may now have or may hereafter claim to have against the Company, Merger Sub or any of their employees, officers, directors, successors or assigns in his or its capacities as such, in each case except pursuant to this Agreement and the Transaction Documents

                  4.10 STOCKHOLDERS MEETING AND APPROVAL. The Company shall take, in accordance with applicable law, its articles of organization and its bylaws, all action necessary to convene a meeting of stockholders (the "STOCKHOLDERS' MEETING") of the Company as promptly as practicable after the date of this Agreement but in no event later than five (5) Business Days following the date hereof to consider and vote upon the adoption and approval of this Agreement and the Merger. Each Selling Stockholder, together constituting all of the holders of outstanding Company Capital Stock, in accordance with Massachusetts Law, hereby waives notice of time, place or purpose of such meeting. The Company shall file a copy of this Agreement with the records of such meeting. The Board of Directors of the Company shall (subject to their fiduciary duties under Massachusetts Law) recommend such adoption and approval and the Company shall take all lawful action to solicit such approval by its Stockholders. By executing this Agreement, each Selling Stockholder evidences his or its irrevocable agreement to vote all shares of Company Capital Stock owned by him or it in favor of the Merger.

                  4.11 WAIVER OF APPRAISAL RIGHTS. Each Selling Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that he or it may have.

                  4.12     LOCK-UP ARRANGEMENTS.

                           (a) Each of the Selling Stockholders hereby covenants
and agrees that he, she or it shall not sell or otherwise transfer or dispose of any shares of iTurf Common Stock acquired hereunder in violation of the Securities Act or any other applicable law.

                           (b) In addition, each of the Selling Stockholders
hereby covenants and agrees that he, she or it shall not sell or otherwise transfer or dispose of shares of iTurf Common Stock acquired hereunder or pursuant to the exercise of Options or any other stock options granted in connection with the transactions contemplated hereby (or other securities received as a result of a stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization, spin-off, split-off, merger, consolidation or similar transaction) in excess of the amounts permitted during the applicable periods set forth on SCHEDULE 4.12. In order to enforce the foregoing covenants, iTurf shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 4.12 and to impose stop transfer instructions with respect to such shares until the end of the relevant periods. Notwithstanding anything to the contrary contained herein, the Selling Stockholders shall be released from their respective obligations under this Section 4.12(b) in the event that an event occurs that would cause all unvested options granted under iTurf's Amended and Restated 1999 Stock Incentive Plan to become immediately exercisable (even if exercised prior to the date thereof) in accordance with Article XI thereof or otherwise, which options constitute the only outstanding options, warrants or similar rights to purchase shares of iTurf Common Stock issued by iTurf. Promptly following the date the applicable periods in Section 4.12 lapse, upon the request of a Selling Stockholder, iTurf shall cause appropriate stock certificates to be issued in exchange for existing certificates without the portion of any restrictive legend imprinted and "stop transfer instructions" removed that have been imposed, by virtue of this Section 4.12(b).

                  4.13 EFFECT ON EXISTING AGREEMENTS. The Company and the Selling Stockholders agree that as of the Effective Time, all shareholder agreements, participation rights, registration rights agreements and similar agreement by and among some or all of them shall immediately terminate and be null and avoid.

                  4.14 ANCILLARY AGREEMENTS. Prior to or simultaneously with the
Closing: (a) iTurf and the Selling Stockholders shall enter into a registration rights agreement in substantially the form attached hereto as EXHIBIT A (the "REGISTRATION RIGHTS AGREEMENT"); (b) each of the Company and each Selling Stockholder shall use their reasonable best efforts to cause each Company Contributor to execute an agreement in the form of Exhibit B hereto (an "INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT") or other substantially similar agreement in which the Company Contributor assigns to the Company proprietary rights to the contributions; (c) iTurf and each of the Principals shall enter into employment agreements in the form attached hereto as Exhibits F-1, F-2, F-3, F-4 and F-5, respectively (the "EMPLOYMENT AGREEMENTS"); and

(d) iTurf and each of the Selling Stockholders shall enter into an escrow agreement in the form attached hereto as Exhibit G with the escrow agent named therein (the "ESCROW AGREEMENT," and together with the Registration Rights Agreement, the Intellectual Property Assignment Agreements and the Employment Agreements, the "ANCILLARY AGREEMENTS").

                  4.15 TAX MATTERS. All transfer, documentary, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the issuance or conversion of Company Capital Stock pursuant to with this Agreement shall be paid by the Selling Stockholders when due, and each Selling Stockholder will, at his or its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, stamp, registration and similar taxes and fees, and, if required by applicable law, iTurf will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

                  4.16 PAYMENT OF CERTAIN TRANSACTION COSTS. Notwithstanding anything contained herein to the contrary: (a) the Company and each of the Selling Stockholders covenant that the Company shall not incur any legal, accounting, tax advisory or other professional fees or expenses relating to the transactions contemplated hereby, including any accounting fees relating to the preparation of financial statements for purposes of this transaction ("TRANSACTION COSTS"), in excess of Eighty-Five Thousand Dollars ($85,000); (b) promptly following presentation by the Inside Stockholders to iTurf of a detailed invoice reasonably satisfactory to iTurf, iTurf shall reimburse the Inside Stockholders for Transaction Costs they may incur in connection with the transactions contemplated hereby (the "INSIDE STOCKHOLDER EXPENSES") in an amount not to exceed the difference, if any, between Eighty-Five Thousand Dollars ($85,000) less the Inside Stockholder Expenses; and (c) promptly following presentation by Net Associates to iTurf of a detailed invoice reasonably satisfactory to iTurf, iTurf shall reimburse Net Associates for Transaction Costs it may incur in connection with the Merger in an amount not to exceed Twenty-Five Thousand Dollars ($25,000).

                  4.17 EFFORTS TO SUPPORT THE SURVIVING CORPORATION. iTurf will maintain, and use its reasonable commercial efforts to support and expand, the Surviving Corporation's domain name, Web site and organization and use reasonable commercial efforts (including funding of operating expenses) to increase its sales commensurate with the Surviving Corporation's growth opportunities. iTurf shall cause its senior executive officers to consult no less often than quarterly with the General Manager of the Surviving Corporation to discuss the performance of the Surviving Corporation, budgetary issues, corporate strategy and such other corporate issues as the General Manager of the Surviving Corporation shall request. iTurf shall make all reasonable efforts to consult with the General Manager of the Surviving Corporation prior to causing the Surviving Corporation to hire or fire any employee of the Surviving Corporation. iTurf shall provide employees of the Surviving Corporation with all medical insurance coverage and other benefits which are generally provided to iTurf employees and shall include employees of the Surviving Corporation in all employee benefit plans in which iTurf employees generally participate, including without limitation, retirement plans and equity participation plans. If at any time Yagan is not the General Manager of the Surviving Corporation, or holding a similar or more senior position with the Surviving Corporation, the Surviving Corporation's and iTurf's obligations under this Section shall be to consult with Coyne if he holds such a position at the Surviving Corporation or, if not, with the Surviving Corporation's Creative Director. If neither Yagan nor Coyne is employed with the Surviving Corporation, the Sellers' Agents may appoint another employee with whom iTurf shall consult pursuant to this Section. The obligations of iTurf under this Section shall terminate upon the expiration of the Second Earnout Measurement Period.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

                  5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger is subject to there being on the Closing no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger in effect; PROVIDED, HOWEVER, that the party against whom such order, injunction or other restraint is in effect shall use its reasonable best efforts to have any such order or injunction vacated.

                  5.2 CONDITIONS TO OBLIGATIONS OF ITURF AND MERGER SUB. The respective obligations of iTurf and Merger Sub to consummate the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of the Company and the Selling Stockholders in this Agreement and the Transaction Documents shall be true and correct in all material respects (except for those representations or warranties which, by their terms, are qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to materiality qualifiers therein) on and as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time and except as expressly contemplated hereby.

                           (b) PERFORMANCE OF THE OBLIGATIONS. The Company and
the Selling Stockholders shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by the Company and the Selling Stockholders at or before the Effective Time.

                           (c) ANCILLARY AGREEMENTS. Each of the Company
Contributors shall have entered into an Intellectual Property Assignment Agreement; and the Sellers' Agents and the Escrow Agent shall have entered into the Escrow Agreement.

                           (d) OPINION OF COUNSEL. The Company shall have
delivered to iTurf an opinion of Lucash, Gesmer & Updegrove, LLP, counsel to the Company and the Inside

Stockholders, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C-1. Net Associates shall have delivered to iTurf an opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to Net Associates, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C-2.

                           (e) CONSENTS. All consents, approvals or waivers from
regulatory authorities and third parties necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall have been obtained.

                           (f) MATERIAL ADVERSE CHANGE. There shall not have
occurred any (i) change, occurrence or circumstance in the business, financial condition or prospects of the Company having or reasonably likely to have a Company Material Adverse Effect, (ii) declaration of a banking moratorium by New York or United States authorities or (iii) an outbreak or escalation of hostilities between the United States and any foreign power or an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency.

                           (g) CERTIFICATES. iTurf shall have received a
certificate or certificates signed by the Chief Executive Officer, Chief Financial Officer or Clerk of the Company and by the Selling Stockholders, dated the Closing Date, certifying as to such matters as may be reasonably requested by iTurf, including, without limitation, (i) a certificate signed by the Secretary with respect to the Company's articles of organization, bylaws, board of directors' and stockholders' resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of the Company who shall execute on behalf of the Company any document delivered on the Closing Date, (ii) a certificate signed by an officer of the Company and each Selling Stockholder certifying to the fulfillment of the conditions set forth in Section 5.2(a), (b), (e) and (f); and (iii) a certificate signed by an officer of the Company and each Selling Stockholder certifying as to the matters set forth in EXHIBIT D attached hereto.

                  5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SELLING STOCKHOLDERS. The obligation of the Company and the Selling Stockholders to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of iTurf and Merger Sub in this Agreement and the Transaction Documents shall be true and correct in all material respects (except for those representations or warranties which, by their terms, are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time and except as expressly contemplated hereby.

                           (b) PERFORMANCE BY OBLIGATIONS. iTurf and the Merger
Sub shall have performed and complied in all material respects with the agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by them at or before the Effective Time.

                           (c) OPINION OF COUNSEL. iTurf and Merger Sub shall
have delivered to the Company an opinion of Alex S. Navarro, Esq., General Counsel of iTurf and Merger Sub, dated the Closing Date, substantially in the form attached hereto as EXHIBIT E.

                           (d) ANCILLARY AGREEMENTS. iTurf shall have entered
into the Registration Rights Agreement and the Escrow Agreement.

                           (e) EMPLOYMENT AGREEMENTS. iTurf shall have entered
into Employment Agreements.

                           (f) MATERIAL ADVERSE CHANGE. There shall not have
occurred any (i) change, occurrence or circumstance in the business, results of operations or financial condition of iTurf having or reasonably likely to have an iTurf Material Adverse Effect , (ii) declaration of a banking moratorium by New York or United States authorities or (iii) an outbreak or escalation of hostilities between the United States and any foreign power or an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency.

                           (g) iTurf shall have made all filings with the Nasdaq
Stock Market required to cause the maximum number shares of iTurf Common Stock iTurf may be required to issue as Merger Consideration to be listed on such market.

                           (h) OFFICER'S CERTIFICATES. The Company shall have
received a certificate or certificates executed by a senior officer of iTurf and Merger Sub, dated the Closing Date, certifying as to such matters as may be reasonably requested by the Company, including, without limitation, (i) certificates with respect to iTurf's and Merger Sub's respective certificates of incorporation or articles of organization (as the case may be), bylaws, board of directors' and stockholder resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of iTurf and Merger Sub who shall execute on behalf of iTurf and Merger Sub any document delivered on the Closing Date; (ii) a certificate certifying to the fulfillment of the conditions set forth in Section 5.3(a), (b), (f) and (g); and (iii) a certificate certifying as to the matters set forth in EXHIBIT D attached hereto.

                                   ARTICLE VI

                             INDEMNIFICATION; ESCROW

                  6.1      INDEMNIFICATION BY THE SELLING STOCKHOLDERS.

                           (a) In the event any of the Selling Stockholders
breaches any of his or its representations, warranties, and covenants contained herein (other than the Stockholder Representations, Warranties and Covenants), then the Selling Stockholders shall indemnify, defend and hold harmless iTurf and Merger Sub from and against (x) the entirety of any losses, Liabilities, claims, actions, damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) (collectively, "LOSSES") iTurf or its affiliates (including Merger Sub and the Surviving Corporation) incurs through and (except to the extent they could reasonably mitigate such Losses) after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach, or (y) any claims by Harvard University related to the matters disclosed in Schedule 2.7; provided, however, that (A) no Selling Stockholders shall have any obligation to indemnify iTurf or Merger Sub from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Selling Stockholders contained in Article II above (other than the Stockholder Representations, Warranties and Covenants) until iTurf and Merger Sub have suffered Losses by reason of all such breaches (other than breaches of Stockholder Representations, Warranties and Covenants) in excess of a $100,000 aggregate threshold (after which point the Selling Stockholders will be obligated to indemnify iTurf and its affiliates from and against Losses relating back to the first dollar).

                           (b) In the event any of the Selling Stockholders
breaches any of his or its Stockholder Representations, Warranties and Covenants, then that Selling Stockholder shall indemnify, defend and hold harmless iTurf and its affiliates (including Merger Sub and the Surviving Corporation) from and against the entirety of any Losses iTurf and its affiliates (including Merger Sub and the Surviving Corporation) may suffer through and after the date of the claim for indemnification.

                           (c) Notwithstanding anything herein to the contrary,
except in the event of fraud or beaches of any Stockholder Representations, Warranties and Covenants or Sections 2.9 or 2.17, the individual monetary liability of any Selling Stockholder for Losses (or otherwise under this Agreement) shall not exceed such Selling Stockholder's pro rata portion of the Initial Merger Consideration and the monetary liability of iTurf and Merger Sub for Losses shall not exceed the Initial Merger Consideration; PROVIDED, HOWEVER, that the foregoing limitations on each party's indemnification obligation shall not apply to Losses arising out of or in connection with any breach of the Stockholder Representations, Warranties and Covenants or Sections 3.1 - 3.4.

                           (d) No party hereto may make a claim under this
Article VI for indemnification for Losses as a result of on breaches of representations or warranties made herein if such party had knowledge of such breach prior to the Effective Time, unless such breach is of a nature that would not constitute the failure of a condition precedent described in Article V.

                           (e) For purposes of this Article, the representations
and warranties contained in Article II shall be read as though none of them contains any Company Material Adverse Affect or other materiality qualifier.

                  6.2 INDEMNIFICATION BY ITURF. In the event iTurf breaches any of its representations, warranties, and covenants contained herein, then iTurf shall indemnify, defend and hold harmless each of the Selling Stockholders from and against the entirety of any Losses such Selling Stockholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                  6.3      FURTHER PROVISIONS REGARDING INDEMNIFICATION.

                           (a) SURVIVAL. All representations, warranties and
covenants made by the Company and the Selling Stockholders in this Agreement and the Transaction Documents or by iTurf in this Agreement shall survive the Closing until May 31, 2001, except that the representations and warranties contained in or made pursuant to Sections 2.9 (Tax) and 2.17 (Employee Benefits) shall survive until 30 days after the applicable statute of limitations has run. The expiration of any representation or warranty shall not affect any claim (including Losses arising after such expiration except to the extent the party suffering the Loss could reasonably mitigate such Loss) made in writing in accordance with Section 6.3(b) prior to the date of such expiration.

                           (b) LIMITATIONS AND PROCEDURES. Notwithstanding the
foregoing:

                                    (i) Neither any Selling Stockholder, on the
one hand, nor iTurf, on the other hand shall be entitled to indemnification for Losses arising out of matters referred to in Section 6.1 or 6.2, as applicable, unless it shall have given written notice to the other party, setting forth its claim for indemnification in reasonable detail, within the applicable period of survival as set forth in Section 6.3(a);

                                    (ii) An indemnified party shall promptly
give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Sections 6.1 or 6.2; PROVIDED, HOWEVER, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced. If the indemnifying party, within 10 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify the indemnified party from and against the entirety of any Losses that may result from such claim, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle, compromise or consent to the entry of a judgment relating to such claim or proceeding without the written consent of the indemnifying party and the indemnifying party may not settle, compromise or consent to the entry of a judgment relating to such claim without the prior written consent of the indemnified party unless such settlement, compromise or judgment includes a complete and unconditional release of the indemnified party; PROVIDED, HOWEVER,
(A) the indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense; and (B) the indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel.

                                    (iii) In the event none of the indemnifying
parties assumes and conducts the defense of a claim in accordance with Section 6.3(ii), (A) the indemnified party shall defend against such claim in such manner he or it reasonably may deem prudent, and may not consent to the entry of any judgment or enter into any settlement with respect thereto without the consent of the indemnifying party, which shall not be unreasonably withheld (unless such settlement, compromise or judgment includes a complete and unconditional release of the indemnifying party in which case no prior consent shall be required) and (B) the indemnifying parties will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article VI.

                                    (iv) The indemnifying party shall, at the
indemnifying party's expense, make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation, and if an indemnifying party assumes the defense of a claim, the indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  6.4 ESCROWED SHARES. Notwithstanding anything in this Article VI to the contrary, any claim by iTurf for indemnification against any Selling Stockholder shall first be satisfied by return of the portion of the Escrowed Shares owned by such Selling Stockholder. If the number of Escrowed Shares of a Selling Stockholder then held by the Escrow Agent is insufficient to satisfy a Loss of iTurf against such Selling Stockholder, then that Selling Stockholder may pay his or its liability under this Article VI in cash and/or with shares of iTurf Common Stock acquired by him or it under this Agreement valued at the Current Price (as defined below). To the extent an indemnification claim is made against the Escrowed Shares (as defined in the Escrow Agreement) in accordance with the Escrow Agreement, the number of shares of iTurf Common Stock to be disbursed shall be determined by dividing the dollar amount of the Loss (as finally determined hereunder and in accordance with the provisions of the Escrow Agreement) by the Current Price. As used herein, "CURRENT PRICE" means the mean of the closing prices for iTurf Common Stock on the Nasdaq Stock Market (or other principal market upon which iTurf Common Stock is then traded or, if such principal market does not provide closing price information, the mean between the high bid and the low asked prices of iTurf Common

Stock on such dates) for the twenty (20) Trading Days immediately preceding the giving of any written notice of a claim in accordance with the Escrow Agreement.

                  6.5 SOLE REMEDY. The rights of parties to indemnification as provided in this Article VI for a breach of representations, warranties, covenants or agreements shall constitute such parties' sole monetary remedy for such a breach, and an Indemnifying Party shall have no other monetary liability to a party entitled to indemnification hereunder resulting from such breach.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by mutual written consent of the Company, iTurf and the Selling Stockholders; (b) by iTurf and Merger Sub by giving written notice to the Company and the Selling Stockholders if the Company or any Selling Stockholder has breached any representation or warranty pursuant to Article II of this Agreement or otherwise materially breached any covenant or agreement herein which renders a condition precedent set forth in Sections 5.1 or 5.2 incapable of being fulfilled; (c) by iTurf and Merger Sub by giving written notice to the Company and the Selling Stockholders if the Closing shall not have occurred on or before February 29, 2000 by reason of the failure of any condition precedent set forth in Article V hereof; or (d) by the Sellers' Agents by giving written notice to iTurf if iTurf or Merger Sub has breached any representation or warranty pursuant to Article III of the Agreement or otherwise materially breached any covenant or agreement herein which renders a condition precedent in Sections 5.1 or 5.3 incapable of being fulfilled; or (e) by the Company by giving written notice to iTurf if the Closing shall not have occurred on or before February 29, 2000 by reason of the failure of any condition precedent set forth in Section 5.3 hereof.

                  7.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 7.1, this Agreement shall forthwith become void and have no effect without any liability or obligation on the part of iTurf, the Selling Stockholders, the Company or any of their respective directors, officers, employees, stockholders or counsel, except that nothing contained in this
Section 7.2 shall relieve any party from any liability resulting from any willful, material breach of the representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding anything to the contrary contained herein, the Confidentiality Letter shall survive any termination of this Agreement.

                                  ARTICLE VIII

                             [INTENTIONALLY OMITTED]

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

                  As used herein, the capitalized terms used below have the respective meanings to them in this Article IX:

                           "AFFILIATE" of a person, firm or entity means another
person, firm or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, firm or entity.

                           "BUSINESS DAY" means a day other than a Saturday,
Sunday or day on which banks in the State of New York are required or permitted to be closed.

                           "INITIAL MERGER CONSIDERATION" means the product of
the Initial Shares and the average closing price of one share of iTurf Common Stock as quoted by The Nasdaq Stock Market during the twenty-one (21) day trading period beginning ten (10) Trading Days prior to the date of execution of this Agreement and concluding ten (10) Trading Days following the date of execution of this Agreement or such lesser period ending on the Trading Day immediately preceding the Closing Date if the Closing Date is within ten (10) or fewer Trading Days of the date hereof.

                           "TRADING DAY" means a day on which the principal
market for iTurf Common Stock is open for trading, regardless of whether iTurf Common Stock is traded on such day.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 NOTICES. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or five Business Days after mailed by registered or certified mail, postage prepaid, return receipt requested, or when delivered by overnight courier as follows:

                  If to the Company:       The Spark.com, Inc.
                                           2285 Massachusetts Avenue, Suite 202
                                           Cambridge, MA  02140
                                           Attn: President


          with copies to:                 Lucash, Gesmer & Updegrove, LLP
                                          40 Broad Street
                                          Boston, MA  02115
                                          Attn: Jill Swaim, Esq.

          If to the Selling
          Stockholders:                   Sam Yagan
                                          c/o The Spark.com, Inc.
                                          2285 Massachusetts Avenue, Suite 202
                                          Cambridge, MA  02140

                                          AND

                                          Net Associates
                                          c/o HPB Associates
                                          65 E. 55th Street
                                          New York, New York  10022
                                          Attn: Nathan Gantcher

          with copies to:                 UNTIL FEBRUARY 11, 2000:
                                          Parker Chapin Flattau & Klimpl, LLP
                                          1211 Avenue of the Americas
                                          New York, New York 10036

                                          AFTER FEBRUARY 11, 2000:
                                          Parker Chapin LLP
                                          405 Lexington Avenue
                                          New York, NY  10174
                                          Attn:  Mark S. Hirsch, Esq.

                                          and

                                          Lucash, Gesmer & Updegrove, LLP
                                          40 Broad Street
                                          Boston, MA  02115
                                          Attn:  Jill Swaim, Esq.

          If to iTurf or Merger Sub:      iTurf Inc.
                                          One Battery Park Plaza
                                          New York, NY  10004
                                          Attn:  General Counsel

          with a copy to:                 Proskauer Rose LLP
                                          1585 Broadway
                                          New York, New York 10036
                                          Attn: Ronald R. Papa, Esq.

                  10.2 EXPENSES. Except as expressly provided in Section 4.16 hereof, whether or not the Merger is consummated, each of the parties shall each bear their own respective costs and expenses incident to preparing for, entering into and carrying out this Agreement. Except as expressly provided in Section
4.16 hereof, the Selling Stockholders agree that the Company has not borne and will not bear any expenses relating to the transactions contemplated hereby, including any legal fees or accounting fees relating to the preparation of financial statements for purposes of this transaction and any of the Selling Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or the Transaction Documents or any of the transactions contemplated hereby or thereby. Except as expressly provided in Section 4.16 hereof, in no event shall the Company, iTurf, Merger Sub or the Surviving Corporation pay any expenses incurred on behalf of any Selling Stockholder, which expenses shall be paid solely by the Selling Stockholder incurring such expenses.

                  10.3 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be reasonable and necessary or expedient to further the purposes of this Agreement and the transactions completed hereby.

                  10.4 ENTIRE AGREEMENT. This Agreement (which includes the schedules and exhibits hereto and the Confidentiality Letter dated October 27, 1999 from iTurf to the Company (the "CONFIDENTIALITY LETTER")) sets forth the parties' final and entire agreement with respect to its subject matter and supersede any and all prior understandings and agreements. This Agreement and the Confidentiality Letter can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought except that this Agreement may be amended by iTurf, the Company, Merger Sub and a majority in interest of the Selling Stockholders so long as the amendment does not adversely affect a non-signing Selling Stockholder in a disparate manner.

                  10.5 ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred without the written consent of the other parties, except that iTurf and/or Merger Sub may assign this Agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of iTurf. Notwithstanding anything to the contrary contained herein, it is understood that the right of the Selling Shareholders to receive First Earnout Share Consideration or Second Earnout Share Consideration is not transferable under any circumstances except by operation of law or the laws of descent and distribution.

                  10.6 NO THIRD PARTY BENEFICIARY. Except as otherwise expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  10.7 PARAGRAPH HEADINGS. The paragraph or section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.8 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision (to the extent possible) shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  10.9 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The state courts of the State of New York in New York County and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdictions to hear and determine any dispute or controversy arising under or concerning this Agreement. In any action or proceeding concerning such dispute or controversy, the parties consent to jurisdiction and waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail in accordance with Section 10.1.

                  10.10 COUNTERPARTS. This Agreement may be delivered by facsimile and executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  10.11    SELLERS' AGENT.

                           (a)      APPOINTMENT OF SELLERS' AGENT.

                                    (i) Each of the Selling Stockholders hereby
                  irrevocably appoints Yagan and Nathan Gantcher as agents and attorneys-in-fact (sometimes referred to herein as "SELLERS' AGENTS") of each of the Selling Stockholders to take jointly any action required or permitted to be taken by such persons under the terms of this Agreement or any other Transaction Document (excluding the Employment Agreements), including, without limiting the generality of the foregoing, the execution, delivery and receipt of any funds, notices, certificates or other documents to be executed delivered or received by or on behalf of any or all of the Selling Stockholders (including without limitation the Escrow Agreement and the Registration Rights Agreement but excluding the Employment Agreements), the representation of the Selling Stockholders in the resolution of any disputed matters hereunder and in indemnification proceedings hereunder and the rights to waive, modify or amend the terms of this Agreement PROVIDED, HOWEVER, that no such waiver, modification or amendment which would directly adversely affect any Selling Stockholder but not the Selling Stockholders as a group shall be effective unless signed by the adversely affected Selling Stockholder. No action taken by the Sellers' Agents shall be valid unless signed in writing by the two Sellers' Agents; PROVIDED, HOWEVER, (A) the Sellers' Agents do not have the authority to amend provisions of Sections 1.7 and 1.11 relating to the amount of Merger Consideration and the basis for calculating the First Earnout Amount or the Second Earnout Amount, and (B) that if the Sellers' Agents do not agree, any action permitted to be taken by the Sellers' Agents may be taken by one Sellers' Agent with the written approval of a majority in interest of the Selling Stockholders so long as the acting Sellers' Agent shall certify in writing to iTurf that such approval has been obtained. The Selling Stockholders severally agree to indemnify the Sellers' Agents from and against and in respect of any and all Liabilities, damages, claims, costs and expenses, including but not limited to attorneys' fees, arising out of or due to any action as the Sellers' Agents and any and all actions proceedings, demands, assessments, judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of such Sellers' Agents.

                                    (ii) iTurf, Merger Sub and the Surviving
                  Corporation shall be entitled to rely exclusively upon any communications given by the Sellers' Agents on behalf of any of the Selling Stockholders in accordance with this Section and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications made by the Sellers' Agents in accordance with this Section. Notwithstanding anything to the contrary contained herein, iTurf, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Selling Stockholders unless given or made through the Sellers' Agents, except as provided in subparagraph (b) below.

                                    (iii) All actions, decisions and
                  instructions of the Sellers' Agents shall be conclusive and binding upon all of the Selling Stockholders and no Selling Stockholder shall have any cause of action against the Sellers' Agents for any action taken, decision made or instruction given by the Sellers' Agents under this Agreement, except for fraud, gross negligence or willful breach of this Agreement by the Sellers' Agents.

                                     (iv) The Sellers' Agents shall be deemed to
                  fulfill any fiduciary obligation to the Selling Stockholders so long as no Selling Stockholder is adversely affected by any action or failure to act of the Sellers' Agents in a disparate manner compared to any other Selling Stockholder.

                                    (v) The provisions of this Section 10.11 are
                  independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Selling Stockholders to the Sellers' Agents and shall be binding upon the executors, heirs, legal agents and successors of each Selling Stockholder.

                           (b) SUCCESSOR AGENT. In the event of the inability of
a Sellers' Agent to perform its functions hereunder, the Inside Stockholders (in the case of the inability of Yagan) and Net Associates (in the case of the inability of Nathan Gantcher) shall promptly appoint a new agent as attorney-in-fact, and such appointment shall be deemed to have made when communicated to iTurf and Merger Sub in writing signed by a majority in interest of the group of Selling Stockholders (based on their pro-rata share of the Initial Merger Consideration) entitled to elect such successor. If the Selling Stockholders do not within 15 days appoint a new agent, then Coyne shall serve as the Sellers' Agent to replace Sam Yagan and Roger Einiger shall serve as the Sellers' Agent to replace Nathan Gantcher if such person is able and willing to do so, until a successor agent shall have been appointed in accordance with the provisions hereof.

                           (c) SELLERS' AGENT ACTIONS. The manner and form by
which the Selling Stockholders shall decide upon any new agent and attorney-in-fact shall be decided by a writing signed by a majority in interest of the Selling Stockholders. The Selling Stockholders recognize, and hereby acknowledge, that each Sellers' Agent has an interest in the subject matter of this Agreement and that the appointment of such Sellers' Agent (which shall include any person who becomes the Sellers' Agent pursuant to the provisions of subparagraph (b) above) as the Sellers' Agent constitutes an irrevocable power-of-attorney coupled with an interest.

                  10.12 CONSTRUCTION. Each of the parties hereto has participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the Transaction Documents. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

                  10.13 NATURE OF CERTAIN OBLIGATIONS. The Stockholder Representations Warranties and Covenants are several obligations. This means that the particular Selling Stockholder making the representation, warranty or covenant will be solely responsible to the extent provided in Article VI above for any Losses iTurf or MergerSub may suffer as a result of any breach thereof. The remainder of the representations, warranties, and covenants of the Selling Stockholders in this Agreement are joint obligations. This means that each Selling Stockholder will be responsible to the extent provided in Article VI above for his or its pro-rata portion (based on his or its share of the Initial Merger Consideration) of any Losses iTurf and its affiliates may suffer as a result of any breach thereof.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


ITURF INC.


By:   /s/ Stephen I. Kahn
     -----------------------
     Name: Stephen I. Kahn
     Title:        President

By:   /s/ Alex S. Navarro
     -----------------------
     Name: Alex S. Navarro
     Title:           Secretary

ITURF CAVEMAN ACQUISITION CORPORATION


By:   /s/ Stephen I. Kahn
     -----------------------
     Name: Stephen I. Kahn
     Title:        President

By:   /s/ Thomas Murphy
     -----------------------
     Name: Thomas Murphy
     Title:        Assistant Treasurer

THESPARK.COM, INC.


By:   /s/ Christopher Coyne
     -----------------------
     Name: Christopher Coyne
     Title:        President

THESPARK.COM, INC.


By:   /s/ Sam Yagan
     -----------------------
     Name: Sam Yagan
     Title:        Treasurer

SELLING STOCKHOLDERS:

/s/ SAM YAGAN
--------------------------
SAM YAGAN

/s/ CHRISTOPHER COYNE
--------------------------
CHRISTOPHER COYNE


/s/ MAXWELL KROHN
--------------------------
MAXWELL KROHN


/s/ ANDREW PRIHODKO
--------------------------
ANDREW PRIHODKO


/s/ ELI BOLOTIN
--------------------------
ELI BOLOTIN


/s/ CHRISTIAN RUDDER
--------------------------
CHRISTIAN RUDDER


/s/ DAN RING
--------------------------
DAN RING

/s/ JOHANNA TENGROTH
--------------------------
JOHANNA TENGROTH


/s/ THOMAS RUSSO
--------------------------
THOMAS RUSSO


/s/ BRIAN PHILLIPS
--------------------------
BRIAN PHILLIPS



NET ASSOCIATES



By:   /s/ Nathan Gantcher
     --------------------------
     Name: Nathan Gantcher
     Title: Partner